UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Altria Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALTRIA GROUP, INC.

LOUIS C. CAMILLERI	120 PARK AVENUE
CHAIRMAN OF THE BOARD	NEW YORK, NEW YORK 10017

March 17, 2003

Dear Fellow Stockholder:

It is my pleasure to invite you to join us at the 2003 Annual Meeting of Stockholders of Altria Group, Inc. to be held on Thursday, April 24, 2003 at 9:00 a.m., at the Philip Morris USA Manufacturing Center, in Richmond, Virginia. The Manufacturing Center is located at 3601 Commerce Road.

At this year’s meeting, we will vote on the election of 12 directors, ratification of PricewaterhouseCoopers LLP’s selection as the Company’s independent accountants and, if properly presented, six proposals from stockholders. There will also be a report on the Company’s business, and stockholders will have an opportunity to ask questions.

We anticipate that a large number of stockholders will attend the meeting. As seating is limited, we suggest you arrive by 8:30 a.m., when the auditorium will be opened. If the auditorium is filled, there will be additional seating outside the auditorium from which the proceedings may be viewed. Those needing special assistance at the meeting are requested to write the Company’s Corporate Secretary at 120 Park Avenue, New York, New York 10017. For your comfort and security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, laptops, video and still cameras, pagers and pets will not be permitted into the meeting. If you are a registered stockholder and plan to attend the meeting, please detach and retain the admission ticket that is attached to the proxy card. If your shares are held in the name of a broker or other nominee and you do not have an admission ticket, please bring proof of your share ownership as of March 3, 2003 and government issued photographic identification to the meeting.

Attached you will find a notice of meeting and proxy statement that contains additional information about the meeting including the methods that you can use to vote your proxy, including the telephone and Internet.

Your vote is important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

Sincerely,

For further information about the Annual Meeting,

Please call 1-800-367-5415

ALTRIA GROUP, INC.

120 Park Avenue

New York, New York 10017

NOTICE OF 2003 ANNUAL MEETING OF

STOCKHOLDERS OF ALTRIA GROUP, INC.

TIME:	9:00 a.m. on Thursday, April 24, 2003

PLACE:	Philip Morris USA Manufacturing Center 3601 Commerce Road Richmond, Virginia

ITEMS OF BUSINESS:	1) To elect 12 directors.

2) To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2003.

3) Vote on six stockholder proposals if properly presented at the meeting.

4) To transact other business properly coming before the meeting.

WHO CAN VOTE:	You can vote if you were a stockholder of record on March 3, 2003.

2002 ANNUAL REPORT:	A copy of our 2002 Annual Report is enclosed.

DATE OF MAILING:	This notice and the proxy statement are first being mailed to stockholders on or about March 17, 2003.

G. Penn Holsenbeck Vice President and Corporate Secretary

March 17, 2003

WE URGE EACH STOCKHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE OUR QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE YOUR SHARES OF COMMON STOCK IN PERSON.

ALTRIA GROUP, INC.

120 PARK AVENUE

NEW YORK, NEW YORK 10017

March 17, 2003

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2003

Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2003 Annual Meeting of Stockholders of Altria Group, Inc. at 9:00 a.m. at the Philip Morris USA Manufacturing Center, 3601 Commerce Road, Richmond, Virginia. The proxies also may be voted at any adjournments or postponements of the meeting.

We are first sending the proxy materials to stockholders on or about March 17, 2003.

All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

Only owners of record of shares of common stock at the close of business on March 3, 2003, are entitled to notice of and to vote at the meeting, or at adjournments or postponements of the meeting. Each stockholder of record on the record date is entitled to one vote for each share of common stock held. On February 28, 2003, there were 2,033,459,440 shares of common stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT

THE MEETING AND VOTING

1.	WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Louis C. Camilleri and Charles R. Wall have been designated as proxies for the 2003 Annual Meeting of Stockholders.

2.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the 2003 Annual Meeting of Stockholders is March 3, 2003. The record date is established by the Board of Directors as required by Virginia law. Stockholders of record at the close of business on the record date are entitled to:

(a)	receive notice of the meeting, and

(b)	vote at the meeting and any adjournments or postponements of the meeting.

3.   WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

—If your shares of stock are registered in your name, you are a stockholder of record.

—If your shares of stock are in the name of your broker or bank, your shares are held in street name. The answer to Question 15 describes brokers’ discretionary voting authority and when your bank or broker is permitted to vote your shares of stock without instructions from you.

4.   HOW DO I OBTAIN ADMISSION TO THE MEETING?

Stockholders of Record:    If you are a stockholder of record, your admission ticket is attached to your proxy card. If you plan to attend the meeting, you should detach and keep the admission ticket. You will need to bring your admission ticket with you to the meeting where you must present it to a Company representative in the Registration Area for the meeting in order to gain admission to the meeting.

Street Name Holders:    If you hold your shares in street name, you will need to ask your broker or bank for an admission card in the form of a legal proxy. You will need to bring the legal proxy with you to the meeting. If you do not receive the legal proxy in time, you should bring a recent brokerage statement showing that you held your shares as of the record date. We can use that to verify your ownership of common stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy. If you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

You will also need to bring a government issued photo ID to gain admission.

5.   WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON  STOCK?

(a)  By Written Proxy:    All stockholders of record can vote by mailing in their completed proxy card.

(b)  By Telephone and Internet Proxy:    All stockholders of record also can have their shares of common stock voted by proxy by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or the Internet if their banks or brokers make those methods available. If that is the case, each bank or broker will enclose instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

(c)  In Person:    All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy).

6.   HOW CAN I REVOKE A PROXY?

You can revoke a proxy prior to the completion of voting at the meeting by:

(a)  giving written notice to the Corporate Secretary of the Company,

(b)  delivering a later-dated proxy, or

(c)  voting in person at the meeting.

7.   ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

We will continue our long-standing practice of holding the votes of all stockholders in confidence from directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

8.   WHAT ARE THE VOTING CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

In the vote on the election of our director nominees to serve until the 2004 Annual Meeting of Stockholders, stockholders may:

(a)  vote in favor of all nominees,

(b)  vote to withhold votes as to all nominees, or

(c)  withhold votes as to specific nominees.

Directors will be elected by a plurality of the votes cast.

The Board recommends a vote “FOR” all of the nominees.

9.   WHAT ARE OUR VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

In the vote on the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for the Company, stockholders may:

(a)  vote in favor of the ratification,

(b)  vote against the ratification, or

(c)  abstain from voting on the ratification.

The selection of the independent auditors will be ratified if the votes cast “FOR” exceeds the votes cast “AGAINST.”

The Board recommends a vote “FOR” this proposal.

10.   WHAT ARE THE VOTING CHOICES WHEN VOTING ON EACH STOCKHOLDER PROPOSAL PROPERLY PRESENTED AT THE MEETING, AND WHAT VOTE IS NEEDED TO APPROVE ANY OF THE STOCKHOLDER PROPOSALS?

A separate vote will be held on each stockholder proposal that is properly presented at the meeting. In voting on each of the proposals, stockholders may:

(a) vote in favor of the proposal,

(b) vote against the proposal, or

(c) abstain from voting on the proposal.

Each stockholder proposal will be approved if the votes cast “FOR” the proposal exceeds the votes cast “AGAINST.”

The Board recommends a vote “FOR” stockholder proposal 1 and “AGAINST” stockholder proposals 2 through 6.

11.   WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all Director nominees, FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP, FOR stockholder proposal 1 and AGAINST stockholder proposals 2 through 6.

12.	WHO IS ENTITLED TO VOTE?

You may vote if you owned stock as of the close of business on March 3, 2003. Each share of common stock is entitled to one vote. As of February 28, 2003, we had 2,033,459,440 shares of common stock outstanding.

13.	HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

14.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is EquiServe Trust Company, N.A.: 525 Washington Blvd., Suite 4687, Jersey City, NJ 07310 or you can reach EquiServe at 1-800-442-0077 or 1-781-575-3572.

15.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors and the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants of the Company are considered routine matters for which brokerage firms may vote unvoted shares. The other proposals to be voted on at our meeting are not considered “routine” under New York Stock Exchange rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

16.	ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

17.	MAY STOCKHOLDERS ASK QUESTIONS AT THE MEETING?

Yes.    The Chairman will answer stockholders’ questions of general interest during a designated portion of the meeting. In order to provide an opportunity for everyone who wishes to speak, stockholders will be limited to two (2) minutes. Stockholders may speak a second time only after all others who wish to speak have had their turn. When speaking, stockholders are requested to direct questions and comments to the Chairman and should confine their remarks to matters that relate directly to the business of the meeting.

18.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 3, 2003, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

ELECTION OF DIRECTORS

Board of Directors

The Company believes that the primary responsibility of the Board of Directors is to foster the long-term success of the Company, consistent with its fiduciary duty to the stockholders. The Board has responsibility for establishing broad corporate policies and overseeing management. Members of the Board are kept informed of the Company’s businesses by various information and reports sent to them, as well as by operating and financial reports made at Board and committee meetings. In addition, the Board holds an annual two- or three-day meeting at an offsite location to review the Company’s five-year plan.

Meetings. The Board holds regular meetings during the months of January, February, April, May, August, October and December and special meetings are held when necessary. The organizational meeting follows immediately after the Annual Meeting of Stockholders. The Board held eight meetings in 2002.

Executive Sessions. The Board has long followed a practice of meeting periodically in executive session without any members of management being present. During 2002, the Board met three times in such executive sessions. Those sessions were presided over by the chairs of the Compensation Committee and Nominating and Corporate Governance Committee.

Presiding Director. The Board has designated John S. Reed as Presiding Director. The Presiding Director’s responsibilities are as follows:

•	preside over periodic executive sessions of the non-management directors;

•	develop and coordinate agendas for Board meetings with the Chairman and Chief Executive Officer and advise the Chairman and Chief Executive Officer of the Board’s informational needs; and

•	communicate to the Chairman and Chief Executive Officer the results of the Board’s evaluation of his performance.

The Presiding Director is invited to attend all meetings of committees of the Board of which he is not a member.

Stockholders and other interested parties may communicate directly with the Presiding Director by writing to the Presiding Director, Board of Directors of Altria Group, Inc., 120 Park Avenue, New York, NY 10017.

Retirement Age for Non-Employee Directors. The Board does not believe in term limits for directors because of the potential for losing contributions of directors who have developed, over time, an increasing insight into the Company and its operations. The Board has adopted a policy that non-employee directors do not stand for re-election to the Board at the next annual meeting of stockholders following the meeting at which they reach age 72. The Board may from time to time ask a director to stand for election beyond the age of 72 when it believes it is in the best interests of stockholders. For example, the Board has asked Robert E. R. Huntley to stand for re-election for the coming year because of his knowledge and expertise as chair of the Audit Committee to assist the Board and the Audit Committee in meeting the many new requirements that have been placed upon it by the Sarbanes-Oxley Act of 2002 and the proposed new rules of the New York Stock Exchange. If reelected to the Board, Mr. Huntley will step down as chair, but will remain a member of that Committee to assist its new chair with the transition. The new chair of the Audit Committee will be elected by the Board at its organizational meeting following the Annual Meeting of Stockholders.

Committees of the Board

The Board has established various committees of the Board to assist it with the performance of its responsibilities. These committees and their members in 2002 are listed below. The Board designates the members of these committees and the committee chairs annually at its organizational meeting following the

Annual Meeting of Stockholders. At the organizational meeting following the 2003 Annual Meeting, the Board will designate members of the Audit, Compensation and Nominating and Corporate Governance Committees that meet the membership requirements of the respective charters attached to this proxy statement. The chair of each committee develops the agenda for that committee and determines the frequency and length of committee meetings.

The responsibilities of the Audit Committee are set forth in the Audit Committee Charter included as Exhibit A of this proxy statement. The committee’s Report appears on page 28 of this proxy statement. This committee met five times in 2002. The members of the committee in 2002 were: Robert E. R. Huntley (chair); Elizabeth E. Bailey; J. Dudley Fishburn; Lucio A. Noto; John S. Reed; and Stephen M. Wolf.

In the judgment of the Board, all members of the Audit Committee are financially literate and several members of the Audit Committee are “audit committee financial experts” within the meaning of regulations of the Securities and Exchange Commission and have accounting or financial management expertise in accordance with New York Stock Exchange listing standards. In addition, no members of the Audit Committee received any payments in 2002 from Altria Group, Inc. or its subsidiaries other than compensation received as a director of Altria Group, Inc.

The Committee on Public Affairs and Social Responsibility reviews and monitors the Company’s policies, practices and programs with respect to public issues of importance to stockholders, the Company and the general public, to the extent those matters are not the responsibility of other committees of the Board. This committee met three times in 2002. The members of the committee in 2002 were: Jane Evans (chair); Elizabeth E. Bailey; Harold Brown; J. Dudley Fishburn; Robert E. R. Huntley; Billie Jean King; John D. Nichols; and Stephen M. Wolf.

The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter included as Exhibit B of this proxy statement. The committee’s Report on Executive Compensation appears on pages 18 to 21 of this proxy statement. This committee met four times in 2002. The members of the committee in 2002 were: John S. Reed (chair); Harold Brown; Robert E. R. Huntley; Lucio A. Noto; and Stephen M. Wolf.

The Executive Committee has authority to act for the Board on most matters during intervals between Board meetings. This committee met once in 2002. The members of the committee in 2002 were: Louis C. Camilleri (chair); Elizabeth E. Bailey; Lucio A. Noto; John S. Reed; Carlos Slim Helú; and Stephen M. Wolf. Geoffrey C. Bible was chair of this committee until his retirement in August 2002.

The Finance Committee monitors the financial condition of the Company, oversees the investment of certain employee benefit plan assets and advises the Board with respect to financing needs, dividend policy, share repurchase programs and other financial matters. This committee met three times in 2002. The members of the committee in 2002 were: Louis C. Camilleri (chair); Harold Brown; J. Dudley Fishburn; Robert E. R. Huntley; Thomas W. Jones; John D. Nichols; Lucio A. Noto; John S. Reed; and Carlos Slim Helú. Geoffrey C. Bible was chair of this committee until his retirement in August 2002.

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee Charter included as Exhibit C to this proxy statement. This committee met three times in 2002. The members of the committee in 2002 were: Harold Brown (chair); Elizabeth E. Bailey; Jane Evans; Thomas W. Jones; Billie Jean King; John D. Nichols; John S. Reed; Carlos Slim Helú; and Stephen M. Wolf.

The Nominees

It is proposed that 12 directors, 11 of whom are non-employee directors, be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the persons named below as management’s nominees and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and was elected by the stockholders at the 2002 Annual Meeting, except Mathis Cabiallavetta who was elected to the Board in August 2002. All nominees who served during 2002 attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served, except Billie Jean King.

Independence of Nominees for Director. Of the nominees standing for election at the 2003 Annual Meeting of Stockholders, the Board believes that Elizabeth E. Bailey, Mathis Cabiallavetta, Jane Evans, J. Dudley Fishburn, Robert E. R. Huntley, Thomas W. Jones, Billie Jean King, Lucio A. Noto, John S. Reed and Stephen M. Wolf should be considered independent of Altria Group, Inc. in that such nominees have no material relationship with Altria Group, Inc. either directly or as a partner, stockholder or officer of an organization that has a relationship with Altria Group, Inc. In making that determination, the Board notes the following:

•	Other than Louis C. Camilleri, no nominee for director is an officer or employee of Altria Group, Inc. or its subsidiaries;

•	No nominee for director has an immediate family member who is an officer of Altria Group, Inc. or its subsidiaries;

•	No nominee for director is, or within the past five years was employed by PricewaterhouseCoopers LLP, the independent accountants for Altria Group, Inc.;

•	No nominee for director has an immediate family member who is, or within the past five years was, an employee of PricewaterhouseCoopers LLP;

•	No executive officer of Altria Group, Inc. serves on the compensation committee of any corporation that employs a nominee for director or a member of the immediate family of any nominee for director;

•	No nominee for director, other than Carlos Slim Helú, who through his holdings in Grupo Carso, S.A. de C.V. is a business partner of Philip Morris International Inc., is an executive officer of any for-profit company to which Altria’s annual sales to or purchases from exceeded the higher of $1 million or 2% of either entities’ annual revenues in 2002; and

•	No nominee for director is an executive officer of a charitable or non-profit organization to which Altria Group, Inc. or its subsidiaries made charitable contributions or payments in 2002.

Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company’s By-Laws to reduce the number of directors.

Elizabeth E. Bailey John C. Hower Professor of Business and Public Policy, The Wharton School of the University of Pennsylvania, Philadelphia, PA Director since 1989 Age: 64

Dr. Bailey assumed her present position in July 1991, having served from July 1990 to June 1991 as a professor of industrial administration at Carnegie-Mellon University and as a visiting scholar at the Yale School of Organization and Management. From 1983 to 1990, she was Dean of the Graduate School of Industrial Administration of Carnegie-Mellon University. Dr. Bailey serves as a director of Teachers Insurance Annuity Association and CSX Corporation, and as a trustee of The Brookings Institution, the National Bureau of Economic Research and Bancroft NeuroHealth. She is a member of the Audit, Executive, Nominating and Corporate Governance, and Public Affairs and Social Responsibility Committees.

Mathis Cabiallavetta Vice Chairman, Marsh & McLennan Companies, Inc., New York, NY Director since 2002 Age: 58

Mr. Cabiallavetta is Vice Chairman of Marsh & McLennan Companies, Inc. (“MMC”) and also is Chairman of MMC Global Development. He has been a director of MMC since 2000 and a member of MMC’s International Advisory Board since 1993. Prior to joining MMC, Mr. Cabiallavetta was Chairman of Union Bank of Switzerland, which he joined in 1971. Mr. Cabiallavetta serves as a director of the Swiss American Chamber of Commerce and HBM Bio Ventures AG, Zug (Switzerland).

Louis C. Camilleri Chairman and Chief Executive Officer Director since 2002 Age: 48

Mr. Camilleri is currently the Chairman and Chief Executive Officer of the Company. He was appointed Chief Executive Officer in April 2002, and elected Chairman in August 2002. Previously from November 1996 to April 2002, he served as Senior Vice President and Chief Financial Officer of the Company. He has been employed continuously by the Company and its subsidiaries in various capacities since 1978. He is Chairman of Kraft Foods Inc. and a director of SABMiller plc. Mr. Camilleri is chair of the Executive and Finance Committees.

Jane Evans Chief Executive Officer, Opnix, Inc., Tempe, AZ, Internet traffic management company Director since 1981 Age: 58

Ms. Evans has been employed as the Chief Executive Officer of Opnix, Inc. since May 2001. From January 1997 to April 2001, Ms. Evans served as President and Chief Executive Officer of GAMUT Interactive (formerly SmartTV), where she had been employed since April 1995. From 1991 to 1995, she served as Vice President and General Manager, Home & Personal Services Division of U.S. West Communications, Inc. Previously and from 1989, she was President and Chief Executive Officer of the InterPacific Retail Group. Ms. Evans serves as a director of Georgia Pacific Corporation, Hypercom Corporation, KB Home, Main Street and Main Incorporated, and PetsMart, Inc. She also serves on the Board of Trustees of Vanderbilt University. She is chair of the Committee on Public Affairs and Social Responsibility and a member of the Nominating and Corporate Governance Committee.

J. Dudley Fishburn Director of Household International, Inc. and Chairman of its British subsidiary HFC Bank plc, United Kingdom Director since 1999 Age: 56

Mr. Fishburn was a Conservative Member of Parliament from 1988 to 1997 and also served as a Parliamentary private secretary in the administrations of Prime Ministers Margaret Thatcher and John Major. Prior to entering Parliament, Mr. Fishburn was Executive Editor of The Economist for nine years. Mr. Fishburn serves as a director of Cordiant Communications Group plc, Henderson Smaller Companies Investment Trust plc (UK), Beazley Group plc, and Murray Emerging Economies Trust plc (UK). He is a trustee of the Liver Research Trust and the Peabody Housing Trust. Mr. Fishburn is a member of the Audit, Finance, and Public Affairs and Social Responsibility Committees.

Robert E. R. Huntley Retired lawyer, educator and businessman Director since 1976 Age: 73

Mr. Huntley retired as counsel to the law firm of Hunton & Williams in December 1995, a position he had held since December 1988. Previously, Mr. Huntley had served as Chairman, President and Chief Executive Officer of Best Products Co., Inc., Professor of Law at Washington and Lee School of Law and President of Washington and Lee University. He is chair of the Audit Committee and a member of the Compensation, Finance, and Public Affairs and Social Responsibility Committees.

Thomas W. Jones Chairman and Chief Executive Officer, Global Investment Management, of Citigroup Inc., New York, NY Director since 2002 Age: 53

Mr. Jones assumed his current position with Citigroup Inc. in August 1999. He joined Travelers Group as Vice Chairman in 1997 and served as Chairman and Chief Executive Officer of Smith Barney Asset Management until October 1998. Prior to joining Travelers Group, Mr. Jones served as Vice Chairman of TIAA-CREF, the largest pension system in the United States, from 1995 to 1997, President and Chief Operating Officer from 1993 to 1997, and Chief Financial Officer from 1989 to 1993. He currently serves as a director of the Federal Home Loan Mortgage Corporation (Freddie Mac) and Fox Entertainment Group Inc. Mr. Jones is also a trustee of Cornell University. Mr. Jones is a member of the Finance and Nominating and Corporate Governance Committees.

Billie Jean King Director and Official Spokesperson for WORLD TEAMTENNIS Director since 1999 Age: 59

Ms. King is an international tennis champion with a record 20 Wimbledon titles. She founded the Women’s Tennis Association in 1973. In 1974, she founded the Women’s Sports Foundation and Women’s Sports magazine. She is the co-founder and current director of WORLD TEAMTENNIS. Ms. King currently serves as Fed Cup Captain for the United States Tennis Association. She is on the board of directors for the Elton John AIDS Foundation, Billie Jean King WTT Charities and Women’s Sports Foundation. She is a member of the International Tennis Hall of Fame and the National Women’s Hall of Fame. She is a member of the Nominating and Corporate Governance and Public Affairs and Social Responsibility Committees.

Lucio A. Noto Managing Partner, Midstream Partners, LLC, New York, NY, energy investment company Director since 1998 Age: 64

Mr. Noto assumed his current position in March 2001. He retired as Vice Chairman of Exxon Mobil Corporation in January 2001, a position he had held since the merger of the Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and Chief Executive Officer of Mobil Corporation and Chairman of its executive committee. Mr. Noto had been employed by Mobil continuously since 1962. Mr. Noto is a director of International Business Machines Corporation, UAG Inc., the International Advisory Council of Mitsubishi Corp. (Tokyo) and the International Advisory Council of Singapore Technologies, Inc. He is a member of the Audit, Compensation, Executive, and Finance Committees.

John S. Reed Retired; formerly Chairman and Co-CEO, Citigroup Inc., New York, NY Director since 1975 Age: 64

Mr. Reed retired from his position with Citigroup Inc. in April 2000, a position he had held since 1998. Previously, he had also been the Chairman of Citicorp and Citibank, N.A. since 1984. Mr. Reed had held numerous positions with Citigroup Inc., and its predecessors and affiliates since 1965. Mr. Reed is also a director of The RAND Corporation, a member of the Corporation of the Massachusetts Institute of Technology and a trustee of each of the Center for Advanced Studies in Behavioral Sciences and the Spencer Foundation. He is chair of the Compensation Committee and a member of the Audit, Executive, Finance, and Nominating and Corporate Governance Committees.

Carlos Slim Helú

Chairman Emeritus of Grupo Carso, S.A. de C.V.; Chairman of Teléfonos de México, S.A. de C.V.; and Chairman of Grupo Carso Global Telecom, S.A. de C.V., México

Director since 1997

Age: 63

Mr. Slim assumed his present position with Grupo Carso, S.A. de C.V. in October 1998. Previously and from January 1991, he was Chairman of Grupo Carso, S.A. de C.V. Mr. Slim also serves as Chairman of America Movil, S.A. de C.V., Telcel S.A. de C.V. and Fundacion Telemex, A.C. He also serves as Chairman Emeritus of Grupo Financiero Inbursa, S.A. de C.V. Mr. Slim serves as a director of SBC Communications Inc. He is a member of each of the Advisory Council for Latin America of the New York Stock Exchange, the board of Fundacion Unam A.C. and Patronato del Hospital Infantil. He is also Chairman of the Executive Committee for the Rescue of the Historical Center of Mexico City and Chairman of the Museo Soumaya. He is a member of the Executive, Finance, and Nominating and Corporate Governance Committees.

Stephen M. Wolf Chairman, US Airways Group, Inc. and US Airways, Inc., Arlington, VA Director since 1993 Age: 61

Mr. Wolf assumed his present position in March 2002; previously from November 2001 to March 2002, he served as Chairman and Chief Executive Officer of the US Airways Group, Inc. and US Airways, Inc. From January 1996 to November 2001, he served as Chairman of US Airways Group, Inc. and US Airways, Inc., from January 1996 to May 1998, he served as Chief Executive Officer of U.S. Airways, Inc. and from January 1996 to November 1998, he served as Chief Executive Officer of U.S. Airways Group, Inc. Previously and from August 1994, he was senior advisor in the investment banking firm of Lazard Frères & Co. LLC. From 1987 to July 1994, Mr. Wolf served as Chairman and Chief Executive Officer of UAL Corporation and United Air Lines, Inc. He serves as a director of R.R. Donnelley & Sons Company and as a trustee of Georgetown University, The Brookings Institution and the World Wildlife Fund. He is a member of the Audit, Compensation, Executive, Nominating and Corporate Governance, and Public Affairs and Social Responsibility Committees.

Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company’s philosophy is to provide competitive compensation and benefits necessary to attract and retain high-quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of stockholders.

During 2002, non-employee directors received an annual retainer of $40,000 and fees of $1,500 for each Board meeting attended and $1,000 ($2,500 for the chair) for each committee meeting attended. The chairs of the Audit and Compensation Committees each received annual retainers of $10,000 for additional services rendered in connection with committee chair responsibilities, while the chairs of the Nominating and Corporate Governance and Public Affairs and Social Responsibility Committees each received annual retainers of $5,000.

Pursuant to the 2000 Stock Compensation Plan for Non-Employee Directors, on April 25, 2002, each non-employee director received an annual share award of that number of shares of common stock having an aggregate fair market value of $40,000 on the date of grant as well as an option to purchase the number of shares of common stock calculated by dividing $40,000 by the Black-Scholes value of each such option. These options have an exercise price equal to the fair market value of the common stock on the date of grant and a term of ten years. Each eligible director received 730 shares of common stock and an option to purchase 2,295 shares of common stock.

Beginning in April 2003, non-employee directors will receive $2,000 for each board and committee meeting attended ($2,500 for committee chairs). Non-employee director committee chairs will receive annual retainers of $10,000 for additional services rendered in connection with committee chair responsibilities. In addition, the Company will discontinue awarding options to purchase shares of common stock to non-employee directors and instead will increase the aggregate fair market value of the annual share award from $40,000 to $55,000. The shares will be subject to a one-year vesting period. As in 2002, each non-employee director will receive an annual retainer of $40,000.

A non-employee director may elect to defer the award of shares of common stock, meeting fees and all or part of the annual retainer. Deferred fee amounts are “credited” to an unfunded account and may be “invested” in eight “investment choices,” including a common stock equivalent account. These “investment choices” parallel the investment options offered to employees under the Altria Group, Inc. Deferred Profit-Sharing Plan and determine the “earnings” that are credited for bookkeeping purposes to a director’s account. Subject to certain restrictions, a director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

A subsidiary of Philip Morris International Inc. participates in a Mexican cigarette joint venture with a subsidiary of Grupo Carso, S.A. de C.V. Mr. Slim is Chairman Emeritus of Grupo Carso.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of common stock beneficially owned as of February 28, 2003, by each director, nominee for director, executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership(1)(2)
Elizabeth E. Bailey	33,684
Mathis Cabiallavetta	-0-
Louis C. Camilleri	2,691,744
Roger K. Deromedi	623,833
Jane Evans	30,165
J. Dudley Fishburn	9,525
Betsy Holden	362,431
Robert E. R. Huntley	46,093
Thomas W. Jones	8,145
Billie Jean King	22,672
Lucio A. Noto	41,588
John S. Reed	71,682
Carlos Slim Helú	3,930,860
Michael E. Szymanczyk	1,163,213
Charles R. Wall	1,343,737
Stephen M. Wolf	26,990
Group (28 persons)	14,274,454

(1)	Includes maximum number of shares as to which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or that will vest before April 29, 2003 as follows: Dr. Bailey, 14,334; Mr. Camilleri, 2,216,460; Mr. Deromedi, 581,953; Ms. Evans, 14,334; Mr. Fishburn, 4,695; Ms. Holden, 327,262; Mr. Huntley, 14,334; Mr. Jones, 2,295; Ms. King, 14,334; Mr. Noto, 14,334; Mr. Reed, 14,334; Mr. Slim, 14,334; Mr. Szymanczyk, 911,421; Mr. Wall, 1,176,708; Mr. Wolf, 14,334; and group, 8,192,339. Also includes shares of restricted common stock as follows: Mr. Camilleri, 450,000; Mr. Szymanczyk, 155,550; Mr. Wall, 113,150; and group 1,068,840.

(2)	Includes 16,347 shares as to which beneficial ownership is disclaimed by Mr. Noto (shares held by spouse and daughter). Also includes, 3,911,000 shares as to which Mr. Slim shares voting and/or investment power with others and has disclaimed beneficial ownership except to the extent of his pecuniary interest therein. Also includes 31,170 additional shares as to which voting and/or investment power is shared with or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Huntley, 3,600 (shares held in joint tenancy); Mr. Noto, 2,195 (shares held in joint tenancy); and others in group, 25,375. Also includes shares of deferred stock as follows: Dr. Bailey, 3,433; Mr. Jones, 731; Mr. Noto, 1,531; Mr. Slim, 731; Mr. Wolf, 731; and others in group, 731.

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding on February 28, 2003

Capital Research and Management Company(1) 333 South Hope Street Los Angeles, CA 90071	109,142,300	5.37%
FMR Corp.(2)	114,410,647	5.63%
82 Devonshire Street Boston, MA 02109

(1)	According to a Schedule 13G, dated February 10, 2003, filed with the Securities and Exchange Commission by Capital Research and Management Company.

(2)	According to a Schedule 13G, dated February 14, 2003, filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson, Mr. Johnson is chairman and Ms. Johnson is a director of FMR Corp. and may be deemed to be members of a controlling group with respect to FMR Corp. The Schedule 13G indicates that at December 31, 2002, (i) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 102,435,710 shares of the Company’s common stock in its capacity as investment adviser to various registered investment companies (the “Fidelity Funds”) (the power to vote such shares resides solely with the boards of trustees of the Fidelity Funds, while the power to dispose of such shares resides with Mr. Johnson, FMR Corp., Fidelity and the Fidelity Funds); (ii) Fidelity Management Trust Company (“Fidelity Management”), a bank that is wholly-owned by FMR Corp., was the beneficial owner of 5,543,995 shares of the Company’s common stock (the power to vote 5,175,665 of such shares resides with Mr. Johnson and FMR Corp. through its control of Fidelity Management); (iii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 48,075 shares of the Company’s common stock in its capacity as an investment adviser to individuals; (iv) Geode Capital Management, LLC, a Delaware limited liability company whose managers are certain shareholders and employees of FMR Corp., was the beneficial owner of 67,806 shares of the Company’s common stock in its capacity as a registered investment adviser; and (v) Fidelity International Limited, an investment adviser of which Mr. Johnson is chairman but which is managed independently from FMR Corp., was the beneficial owner of 6,315,061 shares of the Company’s common stock. FMR Corp. and Fidelity International Limited each disclaim beneficial ownership of common stock beneficially owned by the other.

EXECUTIVE COMPENSATION

Comparison of Five-Year Cumulative Total Return

The following graph compares the cumulative total return on common stock for the last five years with the cumulative total return for the same period of the S&P 500 Index and the peer group index(1). The graph assumes the investment of $100 in common stock and each of the indices as of the market close on December 31, 1997, and reinvestment of all dividends.

Date	Altria	S&P 500	Altria Peer Group (1)

December 1997	$100.00	$100.00	$100.00
December 1998	$122.73	$128.52	$111.33
December 1999	$ 55.91	$155.53	$101.49
December 2000	$114.73	$141.36	$107.83
December 2001	$125.18	$124.63	$100.83
December 2002	$117.05	$ 97.15	$100.40

(1)	The peer group consists of the following companies that are market competitors of the Company’s operating subsidiaries or that have been selected on the basis of size, global focus or industry leadership: Anheuser-Busch Companies, Inc., B.A.T. Industries, Campbell Soup Company, The Coca-Cola Company, ConAgra Foods, Inc., General Mills, Inc., Gillette Co., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Nestle, S.A., PepsiCo, Inc., Procter & Gamble Company, R.J. Reynolds Tobacco Holdings, Inc., Sara Lee Corporation, Unilever N.V., and UST Inc.

Compensation Committee Report on Executive Compensation

To Our Stockholders:

The Compensation Committee is responsible for overseeing executive compensation plans that are designed to:

•	support the Company’s efforts to develop world-class leaders;

•	enhance value through the pursuit of strategies that promote growth and societal alignment while appropriately balancing short-term and long-term goals and behavior within the Company;

•	emphasize the relationship between pay and performance by placing a significant portion of compensation at risk and subject to the achievement of financial goals and other critical objectives; and

•	align the interests of executives with those of stockholders through the use of equity-based incentive awards that link a portion of compensation to stock performance.

To ensure that the Company’s compensation programs are properly benchmarked with those of our competitors, the Committee compares the Company’s compensation practices to a compensation survey group. The compensation survey group is a somewhat broader and more diverse group of companies than those included in the peer group index in the performance graph on page 17 of this proxy statement, and consists of companies that compete with the Company for executive talent and have executive positions similar in breadth, complexity and scope of responsibility to those of the Company.

In 2002, the Committee considered the following in determining executive compensation under the Company’s compensation plans:

•	the Company’s financial performance compared with its annual and long-term goals, as measured by net income, earnings per share growth, return on equity, volume growth, cost reductions and implementation of strategic initiatives, as well as financial comparisons to companies within the performance peer group measured by total stockholder return and net income growth;

•	the external challenges to the Company’s ability to recruit and retain executive talent, given the environment surrounding the tobacco industry;

•	the Company’s size and complexity compared with companies in the compensation survey group; and

•	each executive’s contributions to the Company’s overall results.

Based on a review of qualitative and quantitative factors, the Compensation Committee determined that it is appropriate to target total compensation for executives within the top or fourth quartile of the compensation survey group when objectives are achieved. Based on the latest available data, total compensation for the Company’s executive officer group ranked within the third quartile of the compensation survey group.

There are three major elements to the Company’s overall compensation program: base salary, annual incentive, and long-term incentive, including equity and cash. By design, approximately three-fourths of the compensation awarded to executives is at-risk incentive compensation directly related to overall Company performance and that of its operating companies.

During 2002, the Committee conducted an extensive review of the Company’s executive compensation plans and made certain design changes in the incentive compensation components. The principal changes include:

•	implementing new stock ownership guidelines for executives;

•	making equity awards in shares of restricted stock rather than fixed price stock options, beginning in 2003; and

•	shifting a portion of “at-risk” compensation from equity-based awards to cash incentive awards under the Long Term Performance Incentive Award program.

An overview of each of the major compensation program elements and the newly established stock ownership guidelines follows.

Base Salary

Each year, the Committee determines the base salaries for the Chairman and Chief Executive Officer and those senior executive officers reporting to the CEO. The Committee reviews the following qualitative factors when determining base salaries: the executive’s individual performance, level of responsibility, tenure, prior experience and a comparison to base salaries paid for comparable positions within the Company and the compensation survey group.

Annual Incentives

The Committee sets annual incentive goals for the Company’s management and executive employees. Annual incentive goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those annual goals identified as having a positive impact on the Company’s business results.

For 2002, annual incentive awards to executives were based on an assessment of individual, operating company and corporate performance. The Committee did not assign specific weights to any of these factors. At the corporate level, the financial performance factors included cash flow, net income, and earnings per share. At the operating company level, the performance factors included operating income, volume and cash flow.

The Committee also evaluated the Company’s performance against certain qualitative measures of portfolio management, diversity and leadership development, and the ability to operate effectively given the current legal and societal challenges. Annual incentives for 2002 were generally paid at or below target levels.

For those executives whose compensation is subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code (“the covered officers”), annual incentive awards are also contingent upon the achievement of adjusted net income derived from a compensation formula set by the Committee. For 2002, adjusted net income levels were achieved and the covered officers received payments consistent with financial performance as permitted under the pre-determined formula.

Long-Term Incentives

The 2000 Performance Incentive Plan (the “2000 Plan”), approved by stockholders at the 2000 Annual Meeting, enables the Company to grant stock options, stock appreciation rights, restricted stock and other equity awards based on the Company’s common stock, as well as performance-based, long-term incentive cash awards to the Company’s salaried employees. Long-term incentives assist the Company in focusing employee efforts on attaining performance goals over a number of years, which are integral to the Company’s continued success.

•	Restricted Stock. The Committee decided that, beginning in 2003, equity awards under the 2000 Plan would be made in shares of restricted stock rather than fixed price stock options. The value of the restricted stock awards will be reflected as a compensation expense in the Company’s financial statements, making the cost of our executive compensation programs more transparent to stockholders. The grant of restricted stock awards, together with a decrease in the overall proportion of equity awards to total compensation, will result in lower share utilization. Restricted stock awards in 2003 will vest three years after the date of the award compared to a one-year vesting period for prior stock option grants.

•	Stock Ownership Guidelines. The Committee also approved new stock ownership guidelines for approximately 200 of our most senior executives to further align their interests with those of our stockholders. Under the guidelines, executives will be expected to acquire and maintain Company stock in an amount equal to a multiple of their base salary as determined by their position. The guidelines range from two times base salary to 12 times base salary for the Chairman and CEO. Executives are expected to meet their ownership guidelines within five years.

•	Stock Options. Other than a stock option grant to Mr. Camilleri in connection with being named Chief Executive Officer and a stock option grant to a newly hired executive early in the year, the Company made no stock option grants in 2002.

Executives who exercised stock options during 2002 and who retained the shares received upon exercise did receive Executive Ownership Stock Options (“EOSO”) pursuant to a previously approved program. The EOSO feature promotes the earlier exercise of stock options and the retention of shares of the Company’s common stock to build stock ownership among the Company’s senior executives. An EOSO is granted when an eligible executive exercises an option at a time when the Company’s stock price has appreciated at least 20% above the option grant price, and the executive satisfies payment of the option exercise price using shares of the Company’s common stock that have been owned for at least six months. The executive is required to hold the new net shares delivered upon exercise for a period of one year or the related EOSO grant is forfeited. The EOSO is granted for the number of shares used to pay the exercise price of the underlying option and related taxes, has an exercise price equal to the fair market value of common stock tendered, has a term limited to the remaining term of the original option and vests six months from the date of grant. The EOSO feature does not apply to options to purchase stock of Kraft Foods Inc. granted by the Company to non-Kraft Foods Inc. employees.

•	Long-Term Performance Incentive Awards. Long-Term Performance Incentive Awards focus senior executives on the achievement of long-term financial and strategic goals that contribute to the long-term success of the Company and have a positive impact on stockholder return. Beginning with 2003, a greater portion of an executive’s long-term pay will be delivered in the form of cash Long-Term Performance Incentive Awards, with a corresponding decrease in the portion delivered as equity compensation. Specifically, for the third year of the current 2001-2003 long-term performance cycle, targeted Long-Term Performance Incentive Awards are being increased above the levels contemplated at the beginning of the cycle in order to reflect a reduction in 2003 grants of equity compensation. Actual awards to covered officers will remain contingent upon the achievement of adjusted net income derived from a compensation formula set by the Committee at the beginning of this cycle. To focus executives more on the underlying financial measures that generate long-term value for our stockholders, Long-Term Performance Incentive Awards will be based on overall Company results and total stockholder return performance rather than on operating unit results. No new Long-Term Performance Incentive Awards were granted in 2002. The next three-year performance cycle is scheduled to begin in 2004.

Compensation of the Chairman of the Board and Chief Executive Officer

Effective April 25, 2002, Mr. Camilleri was named Chief Executive Officer to succeed Mr. Geoffrey C. Bible, who continued as Chairman until his scheduled retirement at the end of August 2002. Upon Mr. Bible’s retirement, Mr. Camilleri was named Chairman and Chief Executive Officer.

Mr. Bible did not receive a salary increase in 2002. Mr. Bible’s annualized salary of $2,000,000 ranks in the top or fourth quartile of base salaries paid to chief executive officers in the compensation survey group. Mr. Bible also earned an annual incentive award for his contributions through August 2002.

The Committee established a base salary of $1,250,000 for Mr. Camilleri in his new position of Chief Executive Officer, effective April 25, 2002. Mr. Camilleri’s salary ranks in the third quartile of base salaries paid to chief executive officers in the compensation survey group. Mr. Camilleri also earned an annual incentive award under the 2000 Plan. This award was subject to and within the limits resulting from the achievement of adjusted net income goals in accordance with a formula for covered officers established at the beginning of the year. Mr. Camilleri’s annual incentive award ranks in the third quartile of bonuses paid to chief executive officers in the Company’s compensation survey group based on the latest available data.

Mr. Camilleri’s 2002 total cash compensation (2002 base salary plus annual incentive) ranks within the third quartile of total cash compensation paid to chief executive officers in the Company’s compensation survey group based on the latest available data.

In February 2002, the Committee, in connection with Mr. Camilleri’s election as Chief Executive Officer, awarded Mr. Camilleri two non-qualified stock option grants, each to purchase 300,000 shares of common stock. One grant has an exercise price equal to the fair market value of common stock on the date of grant and the second grant has an exercise price approximately twenty-four percent above the fair market value of common stock on the date of grant. The options become exercisable one year after grant. In January 2003, the Compensation Committee awarded Mr. Camilleri 350,000 shares of restricted stock. One-half of the award (175,000 shares) will vest after three years and one-half (175,000 shares) will vest after eight years. Mr. Camilleri’s award, made as part of the Company’s annual equity program, was based upon an assessment of his performance against key strategic and financial objectives.

Mr. Camilleri’s 2002 total compensation (total cash compensation plus all long-term incentive compensation) ranks in the second quartile of total compensation paid to chief executive officers in the compensation survey group based on the latest available data.

Policy With Respect To Qualifying Compensation for Deductibility and Other Matters

The Company’s ability to deduct compensation paid to individual covered officers is generally limited by Section 162(m) of the Internal Revenue Code to $1.0 million annually. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The annual and long-term incentives the Committee awarded to covered officers in 2002 were subject to, and made in accordance with, performance-based compensation arrangements previously implemented by the Company.

In general, the Company’s policy is to preserve the federal income tax deductibility of compensation it pays to its executives. Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive, long-term performance, restricted stock, and stock option awards. However, notwithstanding this general policy, the Committee has authorized, and will continue to retain the authority to authorize, payments that may not be deductible if it believes that they are in the best interests of both the Company and its stockholders. After an analysis of competitive practices and a thorough review of the alternatives, the Committee determined that it was appropriate to pay Mr. Camilleri a base salary in excess of $1.0 million. This determination will cause a portion of Mr. Camilleri’s compensation to exceed the $1.0 million deductibility limit.

In addition, other covered officers’ income may exceed the $1.0 million deductibility limit because of certain elements of their annual compensation, such as perquisites, restricted stock and cash dividends thereon, payments related to reducing unfunded retirement benefits, tax reimbursements, and income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers.

Compensation Committee:

John S. Reed, Chair

Harold Brown

Robert E. R. Huntley

Lucio A. Noto

Stephen M. Wolf

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
							Awards				Payouts
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation(1)		Restricted Stock Awards(2)	Securities Underlying Options (Altria)		Securities Underlying Options (Kraft)	LTIP	All Other Compensation(3)
		$		$	$		$	Shs.		Shs.	$	$
Geoffrey C. Bible(4)	2002	1,492,308	(5)	1,800,000	434,664		-0-	740,595	(6)	-0-	-0-	201,923
Retired Chairman of the Board and Chief Executive Officer	2001 2000	1,875,000 1,750,000		3,250,000 3,000,000	460,913 461,278		-0- -0-	1,831,293 1,438,967		-0- -0-	-0- 8,200,000	281,250 262,500

Louis C. Camilleri(4)	2002	1,173,385		2,000,000	28,170		-0-	600,000	(7)	-0-	-0-	176,008
Chairman of the Board and Chief Executive Officer	2001 2000	985,192 906,667		1,465,000 1,750,000	26,996 18,146		-0- -0-	482,940 468,600		-0- -0-	-0- 3,997,900	147,779 136,000

Roger K. Deromedi(8)	2002	881,058		980,000	97,225	(9)	-0-	9,319	(6)	-0-	-0-	65,918
Co-CEO Kraft Foods Inc. and President and CEO, Kraft Foods International, Inc.	2001 2000	738,154 634,231		950,000 725,000	98,269 297,774	(9) (9)	-0- -0-	156,579 257,700		419,354 -0-	-0- 2,086,100	52,673 43,352

Betsy D. Holden(8)	2002	881,058		1,160,000	12,790		-0-	31,313	(6)	-0-	-0-	65,918
Co-CEO Kraft Foods Inc. and President and CEO, Kraft Foods North America, Inc.	2001 2000	738,154 555,769		950,000 700,000	4,892 4,205		-0- -0-	158,206 70,280		419,354 -0-	-0- 1,438,500	51,773 30,088

Michael E. Szymanczyk	2002	925,000		1,000,000	21,262		-0-	42,930	(6)	-0-	-0-	138,750
Chairman and Chief Executive Officer, Philip Morris USA Inc.	2001 2000	853,333 781,667		1,300,000 1,650,000	22,146 16,745		-0- -0-	439,629 374,900		32,260 -0-	-0- 3,564,100	128,000 117,250

Charles R. Wall	2002	833,269		700,000	46,396		-0-	-0-		-0-	-0-	124,990
Senior Vice President and General Counsel	2001 2000	778,500 725,417		1,025,000 950,000	51,846 31,364		-0- -0-	357,337 335,000		26,620 -0-	-0- 3,020,200	116,775 108,813

(1)	Includes reimbursement for taxes on a portion of the earnings on assets held in trusts of individual officers. These trust assets offset amounts, otherwise payable by the Company or its operating subsidiaries, for vested benefits under non-qualified supplemental retirement plans and are not intended to increase total promised benefits.

(2)	On December 31, 2002, each of the named executive officers held shares of restricted stock, with a value at such date as follows: Mr. Camilleri, 100,000 shares, $4,053,000; Mr. Szymanczyk, 100,000 shares, $4,053,000; and Mr. Wall, 65,800 shares, $2,666,874. On January 29, 2003, each of the Altria Group, Inc. named executive officers received Altria Group, Inc. restricted stock awards, with a value at such date as follows: Mr. Camilleri, 350,000 shares, $12,813,500; Mr. Szymanczyk, 55,550 shares, $2,033,686; and Mr. Wall, 47,350 shares, $1,733,484. On January 28, 2003, the two Kraft Foods Inc. named executive officers received Kraft Foods Inc. restricted stock awards, with a value at such date as follows: Mr. Deromedi, 55,630 shares, $2,033,555; and Ms. Holden, 55,630 shares, $2,033,555.

(3)	The amounts in this column consist of allocations to defined contribution plans. The Company or its operating subsidiaries provide funding for individual trusts for covered officers and certain other employees with vested accrued benefits under non-qualified supplemental retirement plans. During 2002, the following amounts, less applicable tax withholdings, were deposited in individual trusts for certain named executive officers to provide funding for allocations to the Company’s or its operating subsidiary’s non-qualified supplemental defined contribution plans for prior years, and for earnings through May 31, 2002 on such allocations: Mr. Bible, $256,750; Mr. Camilleri, $123,279; Mr. Deromedi, $149,638; Ms. Holden, $179,518; Mr. Szymanczyk, $103,500; and Mr. Wall, $92,275. The funding of these amounts is not intended to increase total promised benefits.

(4)	Effective April 25, 2002, Mr. Camilleri was named Chief Executive Officer to succeed Mr. Bible, who continued as Chairman until his scheduled retirement at the end of August. Upon Mr. Bible’s retirement, Mr. Camilleri was named Chairman and Chief Executive Officer.

(5)	Includes a payment of $146,154 for earned unused vacation.

(6)	Represents EOSO grants that do not become exercisable until six months following their grant. EOSO grants are subject to forfeiture if the executive does not hold the net option shares giving rise to the grants for a period of one year following exercise of the underlying options.

(7)	Includes two non-qualified stock option grants, each to purchase 300,000 shares of common stock, in recognition of Mr. Camilleri being named Chief Executive Officer. One option grant has an exercise price equal to the fair market value of common stock on the date of grant and the second option grant has an exercise price equal to approximately twenty-four percent above the fair market value of common stock on the date of grant. The options have a term of ten years and become exercisable one year after grant.

(8)	The Compensation and Governance Committee of the Board of Directors of Kraft Foods Inc. is responsible for determining the compensation levels for Mr. Deromedi and Ms. Holden.

(9)	Includes, in addition to reimbursements described in footnote 1, trailing tax equalization payments or reimbursements in connection with a prior international assignment of Mr. Deromedi. These payments or reimbursements are made pursuant to a policy that is designed to facilitate the assignment of employees to positions in other countries by covering taxes over and above those that employees accepting international assignments would have incurred had they remained in their home countries. Mr. Deromedi received tax equalization payments of $82,448 in 2002, $85,265 in 2001, and $287,458 in 2000 in connection with a prior international assignment.

2002 Altria Group, Inc. Stock Option Grants

Name	Grant Date	Number of Shares Underlying Options/SARs Granted		Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Grant Date Present Value (1)	Value at 12/31/02(2)
Geoffrey C. Bible	May 20, 2002	210,791	(3)	6.56%	$54.610	June 24, 2005	$2,240,013	$0
	May 20, 2002	529,804	(3)	16.48%	54.610	December 13, 2004	4,259,677	0

Louis C. Camilleri	February 27, 2002	300,000		9.33%	52.630	February 27, 2012	3,586,050	0
	February 27, 2002	300,000		9.33%	65.000	February 27, 2012	2,664,870	0

Roger K. Deromedi	February 5, 2002	9,319	(3)	0.29%	49.445	January 26, 2010	101,384	0

Betsy D. Holden	May 3, 2002	21,685	(3)	0.67%	55.990	January 26, 2010	277,332	0
	October 25, 2002	9,628	(3)	0.30%	42.675	January 26, 2010	77,013	0

Michael E. Szymanczyk	May 20, 2002	42,930	(3)	1.34%	54.610	January 26, 2010	528,760	0

Charles R. Wall		-0-

(1)

In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. Stock options granted by the Company are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. In calculating the grant date present values set forth in the table, the volatility was based on the monthly closing stock prices and dividends for the five-year period preceding the grant dates, the dividend yield was based on an annual dividend rate applicable at the time of each individual grant, the risk-free rate of return was fixed at the rate for a five-year U.S. Treasury Note for the month of grant as reported in the Federal Reserve Statistic Release H.15(159), and an estimated time period equal to the lesser of the option term or five years was used. The following assumptions were used in the table:

		Black-Scholes Model Assumptions
Stock Option Grant	Expiration Date	Volatility	Dividend Yield	Risk-Free Rate of Return	Time Period
Geoffrey C. Bible (EOSO)	June 24, 2005	32.832%	4.25%	3.83%	3.1 years
Geoffrey C. Bible (EOSO)	December 13, 2004	26.957%	4.25%	3.57%	2.6 years
Louis C. Camilleri	February 27, 2012	32.674%	4.41%	4.30%	5.0 years
Roger K. Deromedi (EOSO)	January 26, 2010	32.674%	4.69%	4.30%	5.0 years
Betsy D. Holden (EOSO)	January 26, 2010	31.414%	4.14%	4.49%	5.0 years
Betsy D. Holden (EOSO)	January 26, 2010	34.996%	6.00%	2.95%	5.0 years
Michael E. Szymanczyk (EOSO)	January 26, 2010	31.414%	4.25%	4.49%	5.0 years

The use of different assumptions can produce significantly different estimates of the present value of options. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately represent present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

(2)	Based on the closing price of the common stock of $40.53 on December 31, 2002.

(3)	Represents EOSO grants that do not become exercisable until six months following their grant. EOSO grants are subject to forfeiture if the executive does not hold the net option shares giving rise to the grants for a period of one year following exercise of the underlying options.

2002 Altria Group, Inc. Stock Option Exercises and Year-End Values

	Number of Shares Acquired on Exercise	Value Realized	Total Number of Shares Underlying Unexercised Options Held at December 31, 2002		Total Value of Unexercised In-the-Money Options Held at December 31, 2002(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Geoffrey C. Bible	1,048,736	$31,071,744	5,868,140	0	$7,406,894	$ 0
Louis C. Camilleri	16,170	477,958	1,567,050	1,023,160	11,567,058	102,688
Roger K. Deromedi	29,756	822,710	739,889	31,250	6,134,236	16,563
Betsy D. Holden	46,954	1,447,733	317,634	9,628	776,698	0
Michael E. Szymanczyk	307,000	6,831,973	917,889	333,530	5,388,804	79,500
Charles R. Wall	0	0	1,175,288	301,420	6,856,425	79,500

(1)	Based on the closing price of common stock of $40.53 on December 31, 2002.

2002 Kraft Foods Inc. Stock Option Exercises and Year-End Values

	Number of Shares Acquired on Exercise	Value Realized	Total Number of Shares Underlying Unexercised Options Held at December 31, 2002		Total Value of Unexercised In-the-Money Options held at December 31, 2002(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Geoffrey C. Bible	0	$0	0	0	$ 0	$ 0
Louis C. Camilleri	0	0	0	0	0	0
Roger K. Deromedi	0	0	69,892	349,462	554,244	2,771,234
Betsy D. Holden	0	0	69,892	349,462	554,244	2,771,234
Michael E. Szymanczyk	0	0	0	32,260	0	255,822
Charles R. Wall	0	0	0	26,620	0	211,097

(1)	Based on the closing price of Kraft Foods Inc. Class A common stock of $38.93 on December 31, 2002.

Pension Plan Table—Altria Group, Inc. Retirement Plan

Five-Year Average Annual Compensation	Years of Service (1)
	10	15	20	25	30	35
$ 500,000	$ 86,181	$129,271	$ 172,362	$ 215,452	$ 258,543	$ 301,633
750,000	129,931	194,896	259,862	324,827	389,793	454,758
1,000,000	173,681	260,521	347,362	434,202	521,043	607,883
1,250,000	217,431	326,146	434,862	543,577	652,293	761,008
1,500,000	261,181	391,771	522,362	652,952	783,543	914,133
1,750,000	304,931	457,396	609,862	762,327	914,793	1,067,258
2,000,000	348,681	523,021	697,362	871,702	1,046,043	1,220,383
2,250,000	392,431	588,646	784,862	981,077	1,177,293	1,373,508
2,500,000	436,181	654,271	872,362	1,090,452	1,308,543	1,526,633
2,750,000	479,931	719,896	959,862	1,199,827	1,439,793	1,679,758
3,000,000	523,681	785,521	1,047,362	1,309,202	1,571,043	1,832,883
3,250,000	567,431	851,146	1,134,862	1,418,577	1,702,293	1,986,008
3,500,000	611,181	916,771	1,222,362	1,527,952	1,833,543	2,139,133

(1)	At February 1, 2003, Messrs. Camilleri, Szymanczyk and Wall had accredited service of 24.4, 12.3 and 12.7 years, respectively.

Messrs. Camilleri, Szymanczyk and Wall participate in the tax-qualified Retirement Plan for Salaried Employees and one or more non-qualified supplemental pension plans (collectively, the “Altria Retirement Plan”). The Altria Retirement Plan is a non-contributory plan maintained for the benefit of certain employees of the Company or its operating subsidiaries. The Altria Retirement Plan provides for fixed retirement benefits in relation to the participant’s years of accredited service, five-year average annual compensation (the highest average annual compensation during any period of five consecutive years out of ten years preceding retirement) and applicable Social Security covered compensation amount. Allowances are payable upon retirement at the normal retirement age of 65 and upon satisfaction of certain conditions at earlier ages. Compensation includes the amount shown as annual salary and bonus (excluding a special bonus paid in 2000) in the Summary Compensation Table. At December 31, 2002, five-year average annual compensation for Mr. Camilleri was $2,018,163; Mr. Szymanczyk, $1,694,275; and Mr. Wall, $1,507,771.

However, a participant with more than 35 years of accredited service is limited to the greater of a full retirement allowance based upon 35 years of service and five-year average annual compensation, including annual bonus awards, or a full retirement allowance based on all service and five-year average annual compensation, excluding such awards.

Upon retirement at the normal retirement age of 65, Mr. Bible’s annual retirement benefit provided under the Altria Retirement Plan and payable as a 100% Joint and Survivor annuity is $3,496,899. This amount includes benefits Mr. Bible is entitled to under the Kraft Foods Retirement Plan, which offset and are not in addition to benefits provided under the Altria Retirement Plan.

Examples of annual retirement allowances payable under the Altria Retirement Plan are set forth in the above table. The examples, which assume retirement at the normal retirement age of 65, are based upon the Social Security covered compensation amount in effect for an employee attaining age 65 in calendar year 2003. Mr. Szymanczyk is also eligible for benefits under the Kraft Foods Retirement Plan. At his current annual salary, upon retirement at age 65, he would receive, in addition to the retirement allowances payable to him under the Altria Retirement Plan, an annual benefit of $71,756. During 2002, Mr. Szymanczyk was provided an enhanced benefit that supplements the benefits payable under the Altria Retirement Plan. Should Mr. Szymanczyk continue employment until 55, he would be credited with an additional five years of service for all purposes, and receive his pension benefit without reduction for early commencement. To the extent he continues employment beyond age 55, he will also be credited with two years of service for each year of service until age 60. Mr. Camilleri is eligible for benefits under the Kraft Foods Retirement Plan. However, these benefits for Mr. Camilleri offset and are not in addition to benefits provided under the Altria Retirement Plan.

The Company or its operating subsidiaries provide funding payments that may be used for individual trusts for covered officers and certain other employees with vested accrued benefits under non-qualified supplemental retirement plans. During 2002, the following amounts, less applicable tax withholding, were deposited in individual trusts for certain named executive officers with respect to the present value of projected benefits expected to be earned through July 1, 2003 and for Mr. Bible, September 1, 2002, his retirement date, under the non-qualified supplemental pension plans: Mr. Bible, $1,929,970; Mr. Camilleri, $527,658; Mr. Szymanczyk, $385,538 (includes benefits payable under a Kraft Foods Inc. non-qualified supplemental pension plan); and Mr. Wall, $822,875. These amounts offset benefits otherwise payable by the Company or its subsidiaries at retirement and are not intended to increase total promised benefits.

Pension Plan Table—Kraft Foods Inc. Retirement Plan

Five-Year Average Annual Compensation	Years of Service(1)
	10	15	20	25	30	35
$ 500,000	$ 82,101	$123,152	$ 164,202	$ 205,253	$ 246,304	$ 258,804
750,000	123,976	185,964	247,952	309,941	371,929	390,679
1,000,000	165,851	248,777	331,702	414,628	497,554	522,554
1,250,000	207,726	311,589	415,452	519,316	623,179	654,429
1,500,000	249,601	374,402	499,202	624,003	748,804	786,304
1,750,000	291,476	437,214	582,952	728,691	874,429	918,179
2,000,000	333,351	500,027	666,702	833,378	1,000,054	1,050,054
2,250,000	375,226	562,839	750,452	938,066	1,125,679	1,181,929
2,500,000	417,101	625,652	834,202	1,042,753	1,251,304	1,313,804
2,750,000	458,976	688,464	917,952	1,147,441	1,376,929	1,445,679
3,000,000	500,851	751,277	1,001,702	1,252,128	1,502,554	1,577,554
3,250,000	542,726	814,089	1,085,452	1,356,816	1,628,179	1,709,429
3,500,000	584,601	876,902	1,169,202	1,461,503	1,753,804	1,841,304

(1)	At February 1, 2003, Mr. Deromedi had accredited service of 14.7 years and Ms. Holden had accredited service of 18.7 years.

Mr. Deromedi and Ms. Holden participate in the tax-qualified Kraft Foods Inc. Retirement Plan and a non-qualified supplemental pension plan (collectively, the “Kraft Foods Retirement Plan”). These plans provide for fixed retirement benefits in relation to the participant’s years of accredited service, five–year average annual compensation (the highest average annual compensation during any period of five full consecutive years out of the 10 years preceding retirement) and applicable Social Security covered compensation amount. The fixed retirement benefit is also dependent upon the periods of service before January 1, 1989 (for former Kraft Foods participants), or January 1, 1991 (for former General Foods participants), in which the participant elected to make contributions. Allowances are payable upon retirement at the normal retirement age of 65 and upon satisfaction of certain conditions at earlier ages. Annual compensation includes the amount shown as annual salary and bonus in the Summary Compensation Table. At December 31, 2002, five-year average annual compensation was $1,208,900 for Mr. Deromedi and $1,032,510 for Ms. Holden.

The above table provides examples of annual pension benefits payable under these plans. The examples, which assume retirement at the normal retirement age of 65, are based on the Social Security covered compensation amount in effect for an employee attaining age 65 in calendar year 2003. Since participant contributions could be substantial in individual cases, the benefit amounts shown in the table may be attributed in certain instances to participant contributions to a significant degree, depending upon retirement date and years of service. Kraft

Foods Inc. has made available funding payments to certain executives with vested accrued benefits under non-qualified supplemental retirement plans. During 2002, the following amounts, less applicable tax withholding, were deposited in trusts for certain named executive officers with respect to the present value of projected benefits expected to be earned through July 2003 under the non-qualified supplemental pension plans: Mr. Deromedi, $253,738 and Ms. Holden, $227,461. These amounts offset benefits previously accrued and do not increase total promised benefits.

Employment Contracts, Termination of Employment and Change of Control Arrangements

The Company has entered into change of control employment agreements with selected executive officers, including those named in the Summary Compensation Table. The agreements provide that if the executive is terminated other than for cause within three years after a change of control of Altria Group, Inc. or if the executive terminates his or her employment for good reason within such three-year period or voluntarily during the thirty-day period following the first anniversary of the change of control, the executive is entitled to receive a lump-sum severance payment equal to two and one-half times the sum of base salary and highest annual bonus, times a fraction, the numerator of which is the number of months remaining until the expiration of the three-year period, but which shall be no greater than 30, and the denominator of which is 30, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive in the event excise taxes are imposed upon payments under the agreements.

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2002

To Our Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent accountants, and the performance of the internal auditors.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee has discussed with the independent accountants their evaluation of the accounting principles, practices and judgments applied by management, and the Committee has discussed any items required to be communicated to it by the independent accountants in accordance with regulations promulgated by the Securities and Exchange Commission and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Audit Committee has received from the independent accountants a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent accountants the accountants’ independence from the Company and its management. The Committee has reviewed the audit fees of the independent accountants. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent accountants from performing specified services that might impair their independence as well as compliance with the Company’s and the Committee’s policies.

The Audit Committee discussed with the Company’s internal auditors and independent accountants the overall scope of and plans for their respective audits. The Committee has met with the internal auditors and the independent accountants, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal accounting controls. The Committee has reviewed significant audit findings prepared by the independent accountants and those prepared by the internal auditors, together with management’s responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Audit Committee:

Robert E. R. Huntley, Chair

Elizabeth E. Bailey

J. Dudley Fishburn

Lucio A. Noto

John S. Reed

Stephen M. Wolf

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Independent Accountants’ Fees

Audit Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) in connection with (i) the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2002, including statutory audits of the financial statements of the Company’s affiliates and (ii) the limited reviews of the Company’s unaudited condensed consolidated interim financial statements as of September 30, 2002, June 30, 2002, and March 31, 2002 were $17.4 million.

Aggregate fees for these services for the year ended December 31, 2001 were $17.3 million.

Financial Information Systems Design and Implementation Fees

In accordance with Company policy, which was adopted in 1985, during the years ended December 31, 2002 and December 31, 2001, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

All Other Fees

In addition to the fees described above, aggregate fees, including out-of-pocket expenses, of $28.3 million were paid to PricewaterhouseCoopers during the year ended December 31, 2002. These fees included audit-related services aggregating $12.1 million, which consists of audits of employee benefit plans; comfort letters; compliance and control reviews; and various other audit reports and services ($6.6 million) and financial due diligence services ($5.5 million). Other fees also included tax services aggregating $15.9 million and miscellaneous other services of $0.3 million.

Fees for all other services performed by PricewaterhouseCoopers during the year ended December 31, 2001 were $27.2 million.

RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent accountants for the fiscal year ending December 31, 2003 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as the Company’s independent accountants is not required by the Company’s By-laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders. A stockholder has submitted a proposal set forth below on page 38 that calls for the mandatory rotation of the Company’s independent accountants every fourth year. For the reasons set forth below, the Board of Directors recommends a vote against this proposal.

The affirmative vote of a majority of the votes cast at the meeting at which a quorum representing a majority of all outstanding shares of common stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Your Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers, and proxies received by the Board will be so voted unless stockholders specify a contrary choice in their proxies.

STOCKHOLDER PROPOSALS

PROPOSAL 1—SHAREHOLDER VOTE ON POISON PILLS

Nick Rossi, Post Office Box 249, Boonville, California 95415, claiming beneficial ownership of 500 shares of common stock submitted the proposal set forth below.

This Topic Won an Average 60%—yes vote at 50 Companies in 2002

This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the university of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder input.

The Board recommends a vote FOR this proposal.

Your Board values good corporate governance. The Board believes that Altria Group, Inc. compares favorably to other companies with respect to an absence of board approved takeover defenses. For example, Altria Group, Inc. does not have a staggered board, one of the primary impediments to a hostile takeover or a proxy fight.

With respect to a “poison pill” or stockholder rights plan, the Board voted to redeem the Company’s rights plan in 1995. Furthermore, the Board does not intend to adopt a new stockholder rights plan and, accordingly, recommends a vote FOR Proposal 1.

Your Board recommends a vote FOR this proposal, and proxies received by the Board will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 2—CIGARETTE SALES OVER THE INTERNET

The Minnesota State Board of Investment, 60 Empire Drive, Suite 355, St. Paul, Minnesota 55103, claiming beneficial ownership of 159,600 shares of common stock submitted the proposal set forth below.

Whereas: Our Company is on record in support and implementation of effective anti-smuggling measures including the selection of customers, ensuring that we expect compliance with law, and ensuring that our Company does not receive funds derived from illegal activities.

However, this public commitment to undermine smuggling is itself being undermined by a lack of parallel commitment to address critical concerns related to cigarette sales over the Internet.

An August 2002 report of the United States General Accounting Office found that a majority of Internet web sites (78%) that sell tobacco products do not comply with the federal Jenkins Act. The Jenkins Act requires web sites to report the name of purchasers of tobacco products to state tax departments so that the states can collect excise taxes. None of the 147 web sites stated that they report cigarette sales to state tax departments.

The same report found that states which have taken action to promote compliance by Internet cigarette vendors have had limited success. According to Forester Research Inc., states could lose as much as $1.4 billion in tax revenue from unreported Internet tobacco sales by 2005.

A 2001 study by Ribisl found that nearly all of the 88 sites he surveyed sold premium or value brand cigarettes.

A recent Minnesota study found that under-aged teens were able to place orders for cigarettes on five web sites. All of the sites accepted all orders without checking the buyers’ ages. Eighty percent of packages sent as a result of the sales were delivered without checking the age of the person accepting the delivery.

The refusal of our Internet retailers to comply with a federal tax law could result in their being charged with evasion of state excise tax payments since the above practices are equivalent to brick and mortar retailers selling untaxed contraband cigarettes.

In order to ensure our Company be a good corporate citizen by paying its fair share of taxes we propose the following resolution:

That the shareholders request the Board to establish a committee of independent directors to determine ways to ensure our Company is not involved in any way in selling cigarettes over the Internet that may enable youth to have illegal access to our tobacco products. We request that it report its findings and recommendations to the shareholders prior to the 2004 annual meeting.

Supporting Statement

We suggest that a way of accomplishing this goal be that our Company require Internet retailers to adopt effective measures to prevent the illegal sale of cigarettes to children including but not limited to the retailer obtaining a copy of a proper identification with adults signing for the product at time of delivery showing their government-issued identification card indicating their age which qualifies them to be an adult.

The Board recommends a vote AGAINST this proposal.

Philip Morris USA Inc. (“PM USA”), our domestic tobacco company, and Philip Morris International Inc. (“PMI”), our international tobacco company, both support efforts to prevent children from obtaining access to cigarettes, over the Internet or in any other manner. Neither company sells cigarettes over the Internet to consumers. Neither company encourages re-sales by its customers to consumers over the Internet. In addition, PM USA has a policy of requiring wholesale and retail accounts that it regularly calls upon to provide PM USA with certification of applicable tax collection and documentation of their age verification procedure if they wish to sell PM USA cigarettes over the Internet.

Both PM USA and PMI agree that legislation should establish reliable age verification procedures for Internet sales at both the point of sale and the point of delivery, with penalties for both sellers and carriers that violate the law. Each company also agrees that legislation should require any sale of cigarettes over the Internet to comply with all applicable fiscal laws, including collection of all applicable taxes.

In the United States, PM USA also supports legislation that would prohibit the United States Postal Service from delivering cigarettes, so that states could more easily enforce the laws applicable to private carriers. In addition, PM USA is actively monitoring and investigating Internet sites believed to be selling cigarettes illegally. PM USA has sent more than 75 letters to the owners and operators of more than 100 websites that were illegally using PM USA trademarks and/or illegally selling PM USA products, demanding they immediately cease and desist of unlawful actions relating to PM USA.

PM USA also filed 14 lawsuits against the owners and operators of 26 websites to stop their illegal sales of PM USA’s products over the Internet, and has demanded that many others stop their illegal conduct. In direct response to these actions, 48 sites have been taken down and many sites have been significantly modified. In addition, PM USA has obtained judgments against the owners and operators of six websites.

PM USA is also working with federal and state law enforcement agencies and the National Association of Attorneys General to support their efforts to take action against those Internet sites operating illegally.

Accordingly, the Company does not believe the proponent’s request is necessary.

Therefore, your Board urges stockholders to vote AGAINST this proposal, and proxies received by the Board will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 3—YOUTH SMOKING/PHILIP MORRIS

The comptroller of the City of New York, 1 Centre Street, New York, New York 10007, claiming beneficial ownership of 7,451,855 shares of common stock submitted the proposal set forth below.

WHEREAS, Philip Morris has undertaken efforts in the United States to discourage smoking by minors; and

WHEREAS, it has been reported that Philip Morris has engaged in efforts overseas to encourage smoking among young people (New York Times 8/24/01); and

WHEREAS, it has also been reported that these efforts have included the distribution of free cigarettes to minors; and

WHEREAS, in 1998 Philip Morris CEO Geoffrey Bible, stated that the Company would eliminate discrepancies between marketing in the US and abroad (NYT 8/24/01);

THEREFORE, BE IT RESOLVED that shareholders request the Board of Directors to review worldwide corporate adherence to Philip Morris policies aimed at discouraging smoking among young people, and report the results of that review to shareholders by November 2003.

Supporting Statement

It is vitally important that the Company’s policy to discourage smoking among young people not be undermined by corporate actions overseas to encourage youth smoking. Different sets of youth marketing practices in the Company’s US and overseas operations generates negative publicity and could give rise to new and stringent governmental regulation which could seriously impair business operations.

The Board recommends a vote AGAINST this proposal.

The Company shares the proponents’ desire to prevent youth smoking. PMI, our international tobacco company, has strong internal policies, and supports many external initiatives around the world, to help prevent cigarette sales to young people and otherwise to help prevent underage smoking.

PMI’s youth smoking prevention (“YSP”) programs are broadly similar to those that PM USA has developed or supports. Like PM USA, PMI believes that YSP requires a sustained and multi-faceted effort and is dedicated to working with society to promote an effective, long-term approach to the problem. Accordingly, PMI tailors its YSP programs to the many diverse countries where its products are sold by taking into account differences in cultures, government approaches to YSP, educational systems, regulatory structures, and other relevant factors. PMI believes that this approach is an important element of the goal to develop YSP programs that are as effective as possible on a country-by-country basis.

Currently, PMI supports more than 140 YSP programs in nearly 90 countries. As noted, these programs may vary in their specifics but they are consistent in targeting one or more objectives, such as to prevent young people from having access to cigarettes; to educate young people about the risks of smoking; and to help young people resist the peer pressure that might otherwise lead them to smoke.

Consistent with its efforts to prevent youth smoking, PMI has strict policies that govern its advertising and marketing practices. These policies require that its business practices comply with applicable laws and regulations as well as PMI’s self-imposed standards of conduct. In all events, PMI policy prohibits any advertising or marketing activities that are aimed at youth while providing a framework by which PMI’s affiliates and subsidiaries can compete for their share of the adult market in a legal and socially responsible manner.

Currently, all of PMI’s major markets as well as numerous other markets around the world have laws and regulations that specifically govern, and often severely restrict, cigarette advertising and marketing even if directed solely at adults. Nevertheless, laws and enforcement practices vary from country to country, and PMI supports comprehensive government regulation of cigarette marketing practices. Such regulation will, among other things, help ensure that all members of the industry honor standards that address public concerns about tobacco marketing.

In addition to legal compliance, PMI adheres to an internal marketing code (available at www.pmintl.com) that supplements the requirements of national laws and regulations. The code requires that PMI honor specific standards and restrictions that reinforce the principle that cigarette advertising should only be directed towards adults. Adherence with the code is mandatory for all PMI employees and third parties acting on PMI’s behalf, even when national law may be less restrictive.

PMI has implemented a formal compliance program for advertising and marketing practices. PMI’s advertising and marketing compliance program, which aims to reinforce and monitor its commitment to responsible marketing practices and legal compliance, is designed to include such key elements as (a) training of employees and third parties who are responsible for marketing activities; (b) prior review of proposed marketing activities; (c) compliance monitoring; (d) investigations of possible non-compliance; and (e) appropriate discipline for violations.

In fact, an internal investigation followed the media reports to which the proposal refers. The investigation confirmed that the PMI employees involved in the marketing activities were well trained in PMI policy and had structured the activities to comply with the policy. Nonetheless, PMI took steps to strengthen its marketing policy. In particular, PMI decided to prohibit the free distribution of cigarettes through sampling and to restrict the types of marketing activities that it will allow third parties to conduct on PMI’s behalf.

In short, PMI believes that its internal policies and its advertising and marketing compliance program make unnecessary any further review or the report that the proponents request.

Accordingly, and for the reasons set out above, the Company recommends a vote against this proposal.

Therefore, your Board urges stockholders to vote AGAINST this proposal, and proxies received by the Board will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 4—WARNINGS RELATED HEALTH RISKS OF SMOKING “LIGHT” BRANDS

Altria

The Sisters of Mercy of the Americas Regional Community of St. Louis, 2039 North Geyer Road, St. Louis, Missouri 63131, claiming beneficial ownership of 100 shares of common stock, together with a co-proponent, submitted the proposal set forth below. The name, address and shareholding of the co-proponent will be furnished upon request made to the Secretary of the Company.

Whereas: The National Cancer Institute has concluded that the changes in cigarette design implemented over the last 50 years have not reduced the disease risk of smoking. It also showed that the machine measured yields of tar and nicotine presented in tobacco advertising do not provide meaningful information to smokers about the amounts of tar and nicotine they actually will receive from smoking different brands of cigarettes, including those labeled “light,” “ultra-light,” or “mild.”

The same study concluded that “many smokers chose these products as an alternative to cessation—a change that would produce real reduction in disease risks-making this deception an urgent public health issue”.

Commenting on this study, the Editor of a well-known magazine covering the tobacco industry, Tobacco Reporter, wrote: “The report is likely to embolden those looking to ban product descriptors as ‘light’ and ‘mild.’ It also has provided a boon to trail [sic] lawyers-the study has already made its way into at least one court case as ‘evidence’ of deceptive industry practices.”

In a recent Oregon court case, one tobacco manufacturer was sued in part for deceptively marketing light cigarettes as being safer and lost that suit with damages totaling $150 million. Meanwhile, there are six certified class action suits against tobacco manufacturers for deceptively promoting light cigarettes as being safer than regular cigarettes. If these cases go against our Company, we could possibly lose billions of dollars.

The Canadian government has concluded the terms low tar, light and ultralight are deceptive to the consumer. The European Union and Brazil have banned the terms. The World Health Organization recommends banning the terms light and ultralight as misleading.

Most smokers believe “Lights and “Ultra Lights” are less harsh and deliver less tar and nicotine. On average, smokers believe that Lights afford a 25% reduction in risk, and Ultra Lights a 33% reduction in risk (Tobacco Control 10[2001], i17).

The Editor of Tobacco Reporter above who wrote about the National Cancer Institute Report’s concerns about peoples’ misperceptions about “light” and “ultralight” brands, also opined that, as long as people do not embrace “the healthiest option,” ie., [sic] “to kick the habit altogether,” tobacco companies “better not to make any healthy claims at all.”

RESOLVED that shareholders request the Board to find appropriate ways of informing our customers about the actual health risks of smoking “light and ultralight” cigarettes to disassociate them from any belief that such products are safer and deliver less tar and nicotine.

Supporting Statement

We suggest that such ways include a campaign that would sponsor, but not be limited to, paid television advertising, package inserts in “light” and “ultralight” cigarettes that inform consumers about the fact that the lower FTC tar and nicotine numbers do not mean a low exposure to tar or nicotine or a reduction in disease risk. We also believe such information should include results of our own testing of our “light” and “ultralight” brands to determine how much nicotine a brand actually delivers to the consumer.

The Board recommends a vote AGAINST this proposal.

PM USA and PMI support a single, consistent public health message on the role played by cigarette smoking in the development of disease in smokers, and smoking and addiction. This includes their support of legislation, where such requirements do not already exist, that requires cigarette manufacturers to place health warnings on cigarette packages and in cigarette advertisements, and the belief that governments and public health officials should determine the text of the warning messages. PM USA and PMI believe the public is and has long been aware of the dangers of cigarette smoking. Governments, public health authorities, and tobacco control advocates have disseminated extensive information regarding the dangers of smoking.

In addition, both PM USA and PMI support the notion that consumers should have access to additional information regarding their products and have made such information available in response to requests from governments and on their websites. Each company’s website includes information about “tar” and nicotine yield measurements, and what they do and do not mean, as well as information about cigarette ingredients, the conclusions of government and public health authorities regarding the dangers of smoking, and links to additional documents from government and public health authorities on these topics.

For those adults who choose to smoke, PM USA and PMI believe descriptors such as “low-tar,” “mild,” and “light” serve as useful points of comparison for cigarette brands regarding characteristics such as strength of taste and reported tar yield.

Each company has taken steps to continue to inform consumers about the public health authorities’ views on smoking and health, including issues surrounding light cigarettes. During the fourth quarter of 2002, PM USA placed an onsert on medium, milds, light and ultra light packings for all of its brands. The onserts contained information about the positions and conclusions of the public health community and PM USA on these issues, including:

•	there is no such thing as a safe cigarette;

•	low-yield cigarettes have not been proven to be less hazardous than other cigarettes and are not a substitute for quitting;

•	the amount of tar and nicotine that a smoker obtains from a cigarette depends on how the individual smokes the cigarette;

•	smokers may intake more tar and nicotine than is measured by the standard government test method; and

•	low-tar cigarettes do not make quitting smoking easier than other cigarettes.

PM USA delivered these messages on packs to restate these positions in light of evolving scientific conclusions about low-yield cigarettes, including the National Cancer Institute’s Monograph 13, which represented a fundamental departure from the scientific and public health community’s prior thinking about the health effects of low-yield cigarettes. The National Cancer Institute’s Monograph 13 concluded that there was insufficient evidence to determine whether switching to a lower tar and nicotine cigarette reduces health risks.

PM USA plans to continue to communicate about the health effects of its products and other tobacco-related issues in a number of ways. In November 2002, PM USA ran a free-standing color insert in major national and regional newspapers explaining its website and the information available on the site. Sixteen million copies of the insert were distributed. The insert featured a page on “Low-Tar Cigarettes” that included excerpts from a National Cancer Institute press release regarding Monograph 13, as well as from the PM USA website. The insert also offered readers a 20-page booklet with excerpts from the website that relate to smoking and health, addiction, quitting, youth smoking prevention, other tobacco-related issues and information from public health authorities.

PM USA is also seeking guidance from the federal government on this issue. In a petition filed with the Federal Trade Commission (“FTC”) during the fourth quarter of 2002, PM USA asked the FTC to promulgate new rules governing the disclosure of average tar and nicotine yields of cigarette brands. PM USA asked the FTC to take action in response to evolving scientific conclusions about low-yield cigarettes, including the National Cancer Institute’s Monograph 13.

Specifically, PM USA’s petition requested that, in response to recent criticism of the FTC’s standardized test method, the Cambridge Method, the FTC should consider whether a new method for determining tar and nicotine yields that more accurately estimates tar and nicotine delivery to the smoker should be developed. PM USA further suggested that in conjunction with the promulgation of rules governing the disclosure of average tar and nicotine yields, the FTC should also promulgate rules governing the use of disclaimers with respect to average tar yields and health effects of low-yield cigarettes, and the use of descriptors. These disclaimers, which should be required for low-yield brands tested under the Cambridge Method or under a new method if one is established, should communicate to the public in substance that:

•	low-yield cigarettes have not been proven to be less hazardous than other cigarettes and are not a substitute for quitting;

•	the amount of tar and nicotine that a smoker obtains from a cigarette depends on how the individual smokes the cigarette;

•	smokers may intake more tar and nicotine than is measured by the Cambridge Method; and

•	low-tar cigarettes do not make quitting smoking easier than other cigarettes.

PM USA will continue its efforts to responsibly communicate with smokers on these issues. For example, PM USA includes the statement “The amount of ‘tar’ and nicotine you inhale will vary depending on how you smoke the cigarette,” with its brand advertising accompanying the tar and nicotine yield numbers.

PMI has developed and will implement an expanded program of communications to consumers about cigarettes and the health risks of smoking. The program will use a range of communication vehicles, including using onserts on cigarette packs, point-of-sale materials, brochures, and paid advertising, as permitted by applicable laws. PMI has identified and is procuring the equipment needed to place onserts on a certain volume of its cigarette packs to communicate information about cigarettes and the health risks of smoking. The onserts will include information on issues related to smoking, such as tar and nicotine yield measurements, light cigarettes and other topics. PMI brands are made in more than 50 manufacturing facilities for markets around the world. Given the complexities and geographic scope of the business, and variations among markets, PMI will, starting in 2003, implement onserts on a rolling basis as this onsert capacity comes on line.

Accordingly, the Company does not believe the proponent’s request is necessary.

Therefore, your Board urges stockholders to vote AGAINST this proposal, and proxies received by the Board will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 5—REPORT ON PROGRAMS TO KEEP FROM SMUGGLING

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233, claiming beneficial ownership of 100 shares of common stock submitted the proposal set forth below.

WHEREAS, 22 Colombian States and the City of Bogotá filed a civil lawsuit in U.S. District Court in New York (09/20/00) alleging our Company has “engaged in a pattern of racketeering activity, including but not limited to money laundering, wire fraud, mail fraud, and acts in violation of the Travel Act;”

The suit alleges our Company has “actively engaged in smuggling activities, and concealed such conduct, through illegal acts, including money laundering, wire fraud, mail fraud, and other violations of United States law” and has “controlled, directed, encouraged, supported, and facilitated the activities of smugglers. . . collaborated with smugglers, encouraged smugglers, and, directly and indirectly, sold cigarettes to persons and entities” whom the Company knew to be smugglers;

It alleges the Company has “utilized the existence of smuggling . . . as a public-relations vehicle and political tool by which to lobby the Republic of Colombia and The Departments of The Republic of Colombia, the United States Congress and the legislatures of the various states of the United States to reduce or eliminate cigarette taxes under the false pretense that higher cigarette taxes promote smuggling and crimes. . .while falsely denying and concealing their complicity in smuggling activities; the suit also alleges Company employees “were personally involved in the laundering of the proceeds of illicit narcotics sales” and that they entered Colombia illegally “paying bribes to ensure that their passports were not marked so as to reflect that they had entered Colombia. These employees on multiple occasions received large volumes of cash that they took into their personal possession or these employees would be present when large volumes of cash were turned over to the distributors with whom the Company employees were traveling.

RESOLVED:    shareholders request the Board to establish a committee of independent directors to determine the extent of our Company’s past or present involvement directly or indirectly in any smuggling of its cigarettes throughout the world. We recommend this Committee make appropriate recommendations to ensure that our Company is not involved in any way in selling cigarettes in ways that might assist smuggling and that it not sell cigarettes to any distributor or any other person who cannot fully and accurately account for the source of the funds with which the cigarettes were purchased. We also recommend the Committee include recommendations ensuring the Company will not engage in any practices by which distributors, shippers, or wholesalers can pay for the cigarettes in question into offshore corporations and bank accounts or other locations that limit the ability of governments to track the sale of cigarettes or payment for said cigarettes. This Committee shall report its findings and recommendations to the shareholders prior to the 2004 annual meeting.

Supporting Statement

Successfully defending against such lawsuits on jurisdictional grounds, in the opinion of the resolution’s proponents, does not resolve the issue. Shareholders need to know if the Company has actually been participating in or supporting cigarette smuggling or any related illegal activities, and, if so, how the Board will assure us it will never happen again.

The Board recommends a vote AGAINST this proposal.

Your Board does not believe it is necessary or appropriate to take the actions requested by the proponent. In 1999, the Company issued its Policy Statement on Compliance with Fiscal, Trade and Anti-Money Laundering Laws, which directs the Company’s operating subsidiaries to, among other things, do everything they can to eradicate contraband in Philip Morris cigarette products by further developing, clarifying and implementing compliance programs designed to ensure delivery of their products for sale in accordance with all applicable fiscal and legal requirements. Pursuant to this policy, the Company’s tobacco subsidiaries have compliance programs in place which include:

•	“know your customer” requirements that govern the selection of customers and other business partners;

•	estimating the levels of demand for products in each intended international market and limiting sales volumes to customers in accordance with those estimates;

•	communicating to customers and employees the requirement that they comply with all applicable fiscal laws;

•	“know your form of payment” procedures designed to ensure that the Company receives funds that are derived only from legitimate sources; and

•	enhancement of product tracking and shipment procedures.

Internationally, we believe that as a result of these programs, cooperation with governments and increased governmental efforts there is no significant or large-scale smuggling of genuine Philip Morris cigarette products anywhere in the world. This can be substantiated by reference to government statistics. Cooperation agreements exist with the governments of Colombia, Kazakhstan, Slovakia, and, as members of industry associations, with Germany and Lithuania.

In the United States, PM USA is actively assisting federal and state authorities in their efforts to combat the reportedly increasing problem of transshipments from low to high excise tax states.

Today, trade in counterfeit cigarettes is becoming increasingly prevalent worldwide, causing damage both to our tobacco businesses and to governments. For example, in Colombia, according to the Colombian Customs Service (DIAN), 95% of the products seized in 2001 bearing trademarks of our tobacco subsidiaries were counterfeit. More recently, counterfeit cigarettes have begun appearing in the United States. The Company’s tobacco subsidiaries have been aggressively combating this evolving problem through a variety of means, including cooperating with governments and law enforcement worldwide, and initiating litigation to protect their trademarks.

Therefore, your Board urges stockholders to vote AGAINST this proposal, and proxies received by the Board will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 6—CHANGE OF AUDITING FIRM EVERY FOUR (4) YEARS

Chris Rossi, Post Office Box 249, Boonville, California 95415, claiming beneficial ownership of 1,500 shares of common stock submitted the proposal set forth below.

The shareholders of Philip Morris request the board of Directors take the necessary steps to amend the Company’s governing instruments to adopt the following: Beginning on [sic] the 2004 Philip Morris fiscal year, the present auditing firm will be changed and every (4) years new auditing firm will be hired.

The Board recommends a vote AGAINST this proposal.

We believe that the mandatory rotation of audit firms every four years as requested by the proponent is unwise and not in the best interests of stockholders. We believe that it would create substantial disruption, result in higher costs and may lower the quality of the audit.

An audit firm must have a thorough understanding of a company’s businesses, operations, systems, legal structure and accounting practices to perform an effective audit. This knowledge is not gained immediately. It is developed over years of experience with the company. This is particularly true of large, international companies, such as Altria Group, Inc. and its subsidiaries, which do business in more than 145 countries around the world. Ensuring that we have the appropriate level of audit coverage in the many diverse markets in which we operate is an ongoing, time-consuming task. It is a particular challenge in those international markets where our businesses are growing or new businesses are being acquired, which may be in developing markets where there is limited infrastructure and minimal understanding of accounting principles generally accepted in the United States.

We believe that changing to a new audit firm every four years on a worldwide basis will create substantial disruption and increased risk as personnel in the new audit firm learn our businesses and internal control systems. Studies conducted by the Securities and Exchange Commission, the General Accounting Office and the Treadway Commission have indicated that audit quality appears to suffer in the early years following a change in audit firms. For example, an SEC practice section analysis of 406 cases from 1979-1991 showed that allegations of audit failure occur almost three times as often when the audit firm is performing its first or second audit of a company compared to subsequent audits.

We believe that a fresh perspective is important to a sound audit. We believe that a fresh perspective is obtained through rotation of the partners who lead the audit without the upheaval, risk and unnecessary costs associated with a complete change in audit firms. Professional standards have required the rotation of the lead audit partner for some time, a standard we have complied with. Now, the Sarbanes-Oxley Act of 2002 requires that the lead and concurring audit partners be rotated every five years and certain other partners be rotated every seven years.

The Audit Committee recognizes the important role that auditor independence plays in ensuring the integrity of the Company’s financial statements and protecting the interests of stockholders. As discussed in more detail in the Audit Committee Report contained elsewhere in this proxy statement, the Audit Committee continually reviews the Company’s relationships with its auditors, the services they provide and the Company’s policies and procedures that are designed to ensure auditor independence.

In light of the protective measures in place that are designed to ensure the independence of the Company’s auditors, we believe that mandatory rotation of audit firms is unnecessary and would result in substantial additional costs to the Company through inefficiencies. It could also result in consequences the opposite of those intended, by decreasing audit effectiveness and audit quality. The Audit Committee can best address auditor independence through vigilant and careful monitoring of the Company’s auditors and their work.

Therefore, your Board urges stockholders to vote AGAINST this proposal, and proxies received by the Board will be so voted unless stockholders specify a contrary choice in their proxies.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

We are required to provide an Annual Report to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (not including documents incorporated by reference), are available without charge to stockholders upon written request to the Company’s Corporate Secretary. You may review the Company’s filings with the Securities and Exchange Commission by visiting our website at www.altria.com.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be paid by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, at an anticipated cost of $22,000, plus reimbursement of out-of-pocket expenses.

2004 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors may submit names and biographical data to the Corporate Secretary of the Company. The Company’s By-Laws sets forth the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 2004 Annual Meeting, presently anticipated to be held on April 29, 2004, notice of the nomination must be received by the Company between October 19 and November 18, 2003. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. For a stockholder to bring other matters before the 2004 Annual Meeting, and to include a matter in the Company’s proxy statement and proxy for that meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be given to the Corporate Secretary of the Company, whose address is 120 Park Avenue, New York, NY 10017. Any stockholder desiring a copy of the Company’s By-Laws will be furnished one without charge upon written request to the Corporate Secretary.

G. Penn Holsenbeck

Vice President and Corporate Secretary

March 17, 2003

EXHIBIT A

Audit Committee Charter

Altria Group, Inc.

Membership

The Audit Committee of the Board of Directors of Altria Group, Inc. shall consist of at least three directors who the Board determines are “independent” in accordance with New York Stock Exchange listing standards and who meet the additional “independence” requirements of the New York Stock Exchange for audit committee membership. In addition, as determined by the Board in its business judgment, all members of the Committee shall be financially literate, at least one member shall be an “audit committee financial expert” in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), and at least one member (who may also serve as the audit committee financial expert) shall have accounting or financial management expertise in accordance with the New York Stock Exchange listing standards. The members of the Committee shall be appointed and may be removed by the Board.

Purpose, Authority and Responsibilities

The Audit Committee shall assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent accountants and the performance of the Company’s internal auditors and internal audit function and (iii) the Company’s compliance with legal and regulatory requirements, and shall provide an avenue of communication among management, the independent accountants, the internal auditors and the Board of Directors. In addition, the Audit Committee shall prepare the audit committee report that SEC rules require to be included in the Company’s annual proxy statement.

In the furtherance of this purpose, the Audit Committee shall have the following authority and responsibilities:

Independent Accountants

1.	The Audit Committee shall have the sole authority to retain and terminate the independent accountants of the Company (subject, if applicable, to stockholder ratification), including the sole authority to approve all audit engagement fees and terms and all permissible non-audit services to be provided by the independent accountants. The Audit Committee shall pre-approve each such audit and non-audit service to be provided by the Company’s independent accountants. The Audit Committee may, from time to time, delegate its authority to pre-approve such services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting;

2.	The Audit Committee shall review and discuss with the independent accountants their audit procedures, including the audit plan and its scope with respect to the Company’s consolidated financial statements;

3.	The Audit Committee shall evaluate the independent accountants’ qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent accountants to the Board of Directors on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review a report or reports from the Company’s independent accountants describing:

•	the independent accountants’ internal quality-control procedures;

•	any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the independent accountants, and any steps taken to deal with any such issues;

•	all relationships between the independent accountants and the Company;

•	review and evaluate the lead partner and senior members of the independent accountants;

•	assure the regular rotation of the audit partners as required by law as well as consider whether the independent accountants should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management and the internal auditors of the independent accountants’ performance;

4.	The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent accountants, subject to existing rules and regulations;

Internal Auditors

5.	The Audit Committee shall, at least annually, evaluate the performance of the Company’s internal audit function and review and discuss with the internal auditors the internal audit plan, activities, responsibilities and staffing of the internal audit organization;

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

6.	The Audit Committee shall review and discuss with the independent accountants and with management the results of the annual audit of the Company’s consolidated financial statements prior to the filing or distribution thereof, including (i) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) any appropriate matters regarding accounting principles, practices and judgments and the independent accountants’ opinion as to the quality thereof and any items required to be communicated to the Committee by the independent accountants in accordance with standards established and amended from time to time by the American Institute of Certified Public Accountants (“AICPA”);

7.	The Audit Committee shall review and discuss with management and the independent accountants the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the SEC, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any items required to be communicated to the Committee by the independent accountants in accordance with existing AICPA guidance;

8.	The Audit Committee shall review and discuss with management, the independent accountants and the internal auditors the quality and adequacy of the Company’s financial reporting processes, internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such processes, controls and procedures, material weaknesses in such processes, controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such processes, controls and procedures;

9.	The Audit Committee shall review and discuss with the independent accountants any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the independent accountants pursuant to Statement on Auditing Standards No. 61;

10.	The Audit Committee shall review with management, the internal auditors and the independent accountants, in separate meetings if the Audit Committee deems it appropriate:

•	any analyses or other written communications prepared by management, the internal auditors and/or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	related-party transactions and off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

•	regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings);

11.	The Audit Committee shall recommend to the Board of Directors whether the Company’s consolidated financial statements should be accepted for inclusion in the Company’s annual report on Form 10-K;

12.	The Audit Committee shall discuss, in conjunction with management, the Company’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies;

13.	The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures;

14.	The Audit Committee shall approve the Company’s Code of Conduct and review compliance with the Code;

15.	The Audit Committee shall review the expense reports of executive officers and directors;

16.	The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters,

and shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures;

17.	The Audit Committee shall prepare a report of the Audit Committee to stockholders to be included in the Company’s annual proxy statement as required by the SEC, and file with the New York Stock Exchange any reports that may be required with respect to the Audit Committee;

Reporting to the Board of Directors; Evaluation of Performance; Other Activities

18.	The Audit Committee shall report to the Board of Directors on a regular basis, and this report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent accountants and the performance of the internal audit function;

19.	The Audit Committee shall, at least annually, (i) evaluate its own performance and report to the Board of Directors on such evaluation and (ii) review and assess the adequacy of this Charter; and

20.	The Audit Committee shall perform any other activities consistent with the Company’s Certificate of Incorporation, By-Laws and governing law as the Committee or the Board of Directors deems necessary or appropriate.

Procedures

The Committee shall meet at least four times annually or more frequently as it deems appropriate to carry out its duties. A majority of the members of the Committee shall constitute a quorum. The chair of the Committee, in consultation with the other Committee members, shall set meeting agendas.

The Committee shall periodically meet separately in executive session with the independent accountants, the internal audit staff, the chief compliance officer, and management and as a Committee to discuss any matters that the Committee or persons with whom they meet believe should be discussed.

In fulfilling its responsibilities, the Audit Committee shall have full access to all books, records, facilities and personnel of the Company and may retain special legal, accounting or other advisors, as the Committee may deem appropriate in its sole discretion.

The Committee may delegate its authority to subcommittees or the chair of the Committee when it deems appropriate.

EXHIBIT B

Compensation Committee Charter

Altria Group, Inc.

Membership

The Compensation Committee of the Board of Directors of Altria Group, Inc. shall consist entirely of directors who the Board determines (i) are “independent” in accordance with New York Stock Exchange listing standards, (ii) are “non-employee directors” for purposes of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the “1934 Act”) and (iii) satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The members of the Committee shall be appointed and may be removed by the Board.

Purpose, Authority and Responsibilities

The purpose of the Committee shall be to discharge the Board’s responsibilities relating to executive compensation, to produce an annual report on executive compensation to be included in the Company’s proxy statement in accordance with applicable rules and regulations, and to review the succession plans for the chief executive officer and other senior executives.

In the furtherance of this purpose, the Committee shall have the following authority and responsibilities:

•	to review and approve goals and objectives relevant to the compensation of the chief executive officer, to evaluate the performance of the chief executive officer in light of these goals and objectives, and recommend to the Board the compensation of the chief executive officer based on this evaluation;

•	to administer and make recommendations to the Board with respect to incentive compensation plans and equity based plans and to review the cumulative effect of its actions;

•	to review and approve compensation of selected senior executives;

•	to monitor compliance by executives with the Company’s stock ownership guidelines;

•	to review and assist with the development of executive succession plans, to evaluate and make recommendations to the Board regarding potential candidates to become chief executive officer, and to evaluate and approve candidates to fill other senior executive positions;

•	to prepare an annual report on executive compensation to be included in the Company’s proxy statement, in accordance with applicable rules and regulations;

•	to evaluate the Committee’s performance at least annually and report to the Board on such evaluation;

•	to periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval; and

•	to perform such other duties and responsibilities as are consistent with the purpose of the Committee and as the Board or the Committee shall deem appropriate.

Procedures

The Committee shall meet as often as it deems is appropriate to carry out its responsibilities. A majority of the members of the Committee shall constitute a quorum. The chair of the Committee, in consultation with the other Committee members, shall set meeting agendas. The Committee shall report its actions and recommendations to the Board.

B-1

The Committee shall have the sole authority to retain and terminate any compensation consultants, legal counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and terms of any consultants, counsel or other advisors that it retains.

The Committee may delegate its authority to subcommittees or the chair of the Committee when it deems appropriate.

B-2

EXHIBIT C

Nominating and Corporate Governance Committee Charter

Altria Group, Inc.

Membership

The Nominating and Corporate Governance Committee of the Board of Directors of Altria Group, Inc. shall consist entirely of directors who the Board determines are “independent” in accordance with New York Stock Exchange listing standards. The members of the Committee shall be appointed and may be removed by the Board.

Purpose, Authority and Responsibilities

The purpose of the Committee shall be to identify qualified individuals to become Board members, to make recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its Committees and to advise the Board on corporate governance matters, including developing and recommending to the Board the Company’s corporate governance principles.

In the furtherance of this purpose, the Committee shall have the following authority and responsibilities:

•	to review the qualifications of candidates for director identified by the Committee or suggested by Board members, stockholders, management and others in accordance with criteria recommended by the Committee and approved by the Board;

•	to consider the performance of incumbent directors and other relevant factors in determining whether to nominate them for reelection;

•	to recommend to the Board a slate of nominees for election or reelection to the Board at each annual meeting of stockholders;

•	to recommend to the Board candidates to be elected to the Board as necessary to fill vacancies and newly created directorships;

•	to make recommendations to the Board as to determinations of director independence;

•	to recommend to the Board retirement policies for directors;

•	to make recommendations to the Board concerning the function, composition and structure of the Board and its committees;

•	to recommend to the Board directors to serve as members of each committee of the Board;

•	to develop and recommend to the Board a set of corporate governance principles and to review and recommend changes to those principles, as necessary;

•	to advise and make recommendations to the Board on corporate governance matters, to the extent these matters are not the responsibility of other committees of the Board;

•	to develop and recommend to the Board and oversee an annual self-evaluation process for the Board;

•	to evaluate the Committee’s performance at least annually and report to the Board on such evaluation;

C-1

•	to review the compensation of directors for service on the Board and its committees and recommend changes in compensation to the Board;

•	to periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval; and

•	to perform such other duties and responsibilities as are consistent with the purpose of the Committee and as the Board or the Committee shall deem appropriate.

Procedures

The Committee shall meet as often as it deems is appropriate to carry out its responsibilities. A majority of the members of the Committee shall constitute a quorum. The chair of the Committee, in consultation with the other Committee members, shall set meeting agendas. The Committee shall report its actions and recommendations to the Board.

The Committee shall have the sole authority to retain and terminate any search firm assisting the Committee in identifying director candidates and to retain counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and terms of any advisors that it retains.

The Committee may delegate its authority to subcommittees or the chair of the Committee when it deems appropriate.

C-2

ALTRIA GROUP, INC.

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 24, 2003

AND PROXY STATEMENT

ALTRIA GROUP, INC.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting April 24, 2003

P
R O X Y

Louis C. Camilleri and Charles R. Wall, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of Common Stock held by the undersigned in Altria Group, Inc. (the “Company”) at the annual meeting of stockholders to be held at the Philip Morris USA Manufacturing Center, Richmond, Virginia, April 24, 2003, at 9:00 a.m., and at all adjournments thereof.

Election of Directors, Nominees:

	01. Elizabeth E. Bailey	05. J. Dudley Fishburn	09. Lucio A. Noto
	02. Mathis Cabiallavetta	06. Robert E. R. Huntley	10. John S. Reed
	03. Louis C. Camilleri	07. Thomas W. Jones	11. Carlos Slim Helú
	04. Jane Evans	08. Billie Jean King	12. Stephen M. Wolf

This card also serves to instruct the administrator of the Company’s dividend reinvestment and voluntary cash payment plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a stockholder or employee participating in any such plan. Unless your proxy for your plan shares is received by April 22, 2003, your plan shares will be voted by the trustee in the same proportion as those plan shares for which instructions have been received.

SEE REVERSE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse. You need not mark any boxes.			SEE REVERSE SIDE

é FOLD AND DETACH PROXY CARD HERE é

RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING

Admission Ticket

ALTRIA GROUP, INC. 2003 ANNUAL MEETING OF STOCKHOLDERS Thursday, April 24, 2003 9:00 A.M. Philip Morris USA Manufacturing Center 3601 Commerce Road Richmond, Virginia 1-804-274-3321

DIRECTIONS

The Philip Morris USA Manufacturing Center is located approximately 6 miles south of downtown Richmond. Take Interstate 95 to Exit 69 (Bells Road). You may request a map by calling 1-800-367-5415.

For hotel information in the Richmond area, please call the Richmond Convention & Visitors Bureau at 1-800-370-9004.

Please present this ticket to the Altria representative in the Registration Area.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above or vote your shares electronically over the Internet or by telephone.

See reverse side for instructions on voting your shares electronically over the Internet or by telephone.

☒	Please mark your votes as in this example.

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR the election of directors, FOR the ratification of the selection of independent accountants, FOR stockholder proposal number 1, and AGAINST each of the other stockholder proposals.

The Board of Directors recommends a vote FOR:							The Board of Directors recommends a vote AGAINST:

	FOR	WITHHELD		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Election of Directors (see reverse)	☐	☐	2. Ratification of the Selection of Independent Accountants	☐	☐	☐	4. Stockholder Proposal No. 2	☐	☐	☐
For, except vote withheld from the following nominee(s):			3. Stockholder Proposal No. 1	☐	☐	☐	5. Stockholder Proposal No. 3	☐	☐	☐

							6. Stockholder Proposal No. 4	☐	☐	☐

							7. Stockholder Proposal No. 5	☐	☐	☐

							8. Stockholder Proposal No. 6	☐	☐	☐

The signer hereby revokes all proxies heretofore given

by the signer to vote at said meeting or any adjournments thereof.

NOTE:  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor,

administrator, trustee or guardian, please give full title as such.

							SIGNATURE(S)		DATE

é FOLD AND DETACH PROXY CARD HERE é

Altria Group, Inc. encourages you to consider voting your shares electronically over the Internet or by telephone. These convenient ways by which you can vote your shares eliminate the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above just below the perforation. This control number must be used to access the system.

To vote over the Internet:
• Have this card and your social security number available • Log on to the Internet and go to the web site http://www.eproxyvote.com/mo

To vote by telephone:

•   Using a touch-tone telephone, U.S. and Canadian stockholders may dial toll-free 1-877-PRX-VOTE
(1-877-779-8683) 24 hours a day, 7 days a week. From outside the U.S. or Canada, stockholders may call collect 1-201-536-8073.

If you choose to vote your shares electronically, there is no need for you to mail your proxy card.

Your vote is important. Thank you for voting.